Exhibit 2.1

MASTER TRANSACTIONS AGREEMENT

by and among

Thunder Bridge II Surviving Pubco, Inc.,

Thunder Bridge Acquisition II, Ltd.,

Ay Dee Kay LLC, d/b/a indie Semiconductor,

the Merger Subs described herein,

each ADK Blocker,

ADK Service Provider Holdco LLC

and

Donald McClymont, as the Company Securityholder Representative,

Dated as of December 14, 2020

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THUNDER BRIDGE ACQUISITION II, LTD AND AY DEE KAY LLC, AND, IF APPLICABLE, ANY RECIPIENTS AND AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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Exhibits

Exhibit A	Merger Sub Equity Holder Written Consent

Exhibit B	Sponsor Support Agreement

Exhibit C	Company Support Agreement

Exhibit D	Sponsor Letter

Exhibit E	Phantom Equity Plan

Exhibit F	Surviving Pubco Amended and Restated Certificate of Incorporation

Exhibit G	Surviving Pubco Amended and Restated Bylaws

Exhibit H	Surviving Company Amended and Restated Limited Liability Company Agreement

Exhibit I	Exchange Agreement

Exhibit J	Tax Receivable Agreement

Exhibit K	Letter of Transmittal

Exhibit L	Paying and Exchange Agent Agreement

Exhibit M	Thunder Bridge II Charter

Exhibit N	Thunder Bridge II Bylaws

Exhibit O	Form of Lock-up Agreement

Exhibit P	Registration Rights Agreement

Schedules

Schedule 1	ADK Blocker Group

Schedule 2	ADK Legacy Owners

Schedule 3	ADK Principal Owners

Schedule 4	ADK Non-Contributing Service Providers

Schedule 5	ADK Contributing Service Providers

Schedule 6	ADK Phantom Unit Holders

Schedule 7	Illustrative Merger Consideration Payout Schedule

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MASTER TRANSACTIONS AGREEMENT

THIS MASTER TRANSACTIONS AGREEMENT (this “Agreement”) is made and entered into as of this [●] day of December, 2020, by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Surviving Pubco” or “Parent”), Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (“Thunder Bridge II”), TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“TBII Merger Sub”), ADK Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“ADK Merger Sub”), ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“ADK Service Provider Merger Sub”), ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“ADK Blocker Merger Sub”) (TBII Merger Sub, ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub may be referred to herein, collectively, as the “Merger Subs”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), each of the corporate entities listed on Schedule 1 holding membership units in the Company (each an “ADK Blocker” and collectively, the “ADK Blocker Group”), ADK Service Provider Holdco LLC, a Delaware limited liability company (“ADK Service Provider Holdco”), and, solely in his capacity as the Company Securityholder Representative, Donald McClymont (the “Company Securityholder Representative”). Parent, Thunder Bridge II, the Company, the Merger Subs, the ADK Blocker Group, ADK Service Provider Holdco and the Company Securityholder Representative may be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions hereof, (i) at or before the Effective Time (as defined below), Thunder Bridge II will domesticate into a Delaware corporation in accordance with the applicable provisions of the Companies Law (2020 Revision) of the Cayman Islands (as amended, the “Companies Law”) and the General Corporation Law of the State of Delaware (as amended, the “DGCL”) (such domestication, including filing of the certificate of corporate domestication and the certificate of incorporation and the change of Thunder Bridge II’s name in connection therewith, the “Domestication”), (ii) at the Effective Time, TBII Merger Sub will merge with and into the Thunder Bridge II (the “Thunder Bridge II Merger”) with Thunder Bridge II being the surviving corporation and pursuant to which Thunder Bridge II equity holders will receive corresponding shares in Surviving Pubco, (iii) at the Effective Time, ADK Merger Sub will merge with and into the Company (the “Company Merger”) with the Company being the surviving limited liability company (in such capacity after the Company Merger, the “Surviving Company”), (iv) at the Effective Time, the ADK Blockers will merge with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company (the “Blocker Mergers”) and (v) at the Effective Time, ADK Service Provider Merger Sub will merge with and into ADK Service Provider Holdco, with ADK Service Provider Holdco being the surviving limited liability company (“Service Provider Merger,” and collectively with the Thunder Bridge II Merger, the Company Merger and the Blocker Mergers, the “Mergers”);

WHEREAS, the respective boards of directors or other equivalent governing bodies of the Company, Parent, Thunder Bridge II, TBII Merger Sub, ADK Merger Sub, ADK Blocker Merger Sub, ADK Service Provider Merger Sub, and each equity holder of each ADK Blocker and ADK Service Provider Holdco have each adopted and approved this Agreement and approved the consummation of the Transactions (including, as applicable, the Domestication, the Mergers, and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers), as applicable, in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), the Companies Law, the DGCL, the California Revised Uniform Limited Liability Company Act (as amended, the “CRULLCA”) and the Organizational Documents of the Company, Parent, Thunder Bridge II, TBII Merger Sub, ADK Merger Sub, ADK Blocker Merger Sub, ADK Service Provider Merger Sub, the ADK Blockers and ADK Service Provider Holdco, as applicable;

WHEREAS, the board of directors of Thunder Bridge II has (i) determined that the Transactions (including the Domestication, the Mergers and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers) are advisable and in the best interests of Thunder Bridge II, (ii) resolved to submit this Agreement to the Thunder Bridge II Equity Holders for their approval and (iii) resolved to recommend adoption of this Agreement and the approval of the Transactions (including the Domestication, the Mergers, and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers) by the Thunder Bridge II Equity Holders;

WHEREAS, prior to the execution and delivery of this Agreement, the written consent attached hereto as Exhibit A (the “Merger Sub Equity Holder Written Consent”) approving and adopting this Agreement and the Mergers was executed and delivered by Surviving Pubco and Merger Subs pursuant to the DLLCA, the DGCL and the Organizational Documents of Merger Subs, as applicable, pursuant to which Merger Subs obtained the Merger Sub Equity Holder’s Approval;

WHEREAS, the board of directors of the Company have determined that the Mergers are advisable and in the best interests of the Company.

WHEREAS, the Mergers are intended to constitute a contribution of property to Parent in exchange for stock of Parent within the meaning of Section 351 of the Code;

WHEREAS, in connection with the Transactions, certain Company Equity Holders shall remain members of the Company following the Closing such that the applicable portion of the Merger Consideration, the Reserve Consideration, shall be reserved by Surviving Pubco for issuance as further set out in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Sponsor and Gary A. Simanson, as stockholder of Thunder Bridge II and/or member of Sponsor, as applicable, have entered into that certain support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which each signatory thereto has agreed to, among other things, to vote in favor of each of the Voting Matters;

WHEREAS, concurrently with the execution of this Agreement, certain Company Equity Holders have entered into that certain support agreement in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each signatory thereto has agreed to, among other things, to vote in favor of each of the Voting Matters;

WHEREAS, concurrently with the execution of this Agreement, Sponsor has entered into a letter agreement with Parent, Thunder Bridge II and the Company (the “Sponsor Letter”), a copy of which is attached as Exhibit D hereto, pursuant to which Sponsor has agreed to hold in escrow 3,450,000 shares of its Thunder Bridge Class B Shares (including any Surviving Pubco Class A Shares issued in exchange therefore in the Transactions), and subject such shares to potential forfeiture if any Earn Out Milestones are not met, and to certain other obligations; and

WHEREAS, prior to the Closing, the Company will put in place a Phantom Equity Plan in substantially the form attached hereto as Exhibit E (the “Phantom Equity Plan”), pursuant to which it intends to grant to its ADK Phantom Unit Holders the Phantom Units pursuant to and in accordance with the form of the Phantom Equity Award Agreement attached as Exhibit A thereto (the “Phantom Award Agreements”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE MERGERS; Closing

1.1 The Mergers.

a. The Thunder Bridge II Merger. Upon the terms and subject to the conditions hereof, and following the Domestication at the Effective Time, TBII Merger Sub shall be merged with and into Thunder Bridge II in accordance with the DGCL, whereupon the corporate existence of TBII Merger Sub shall cease, and Thunder Bridge II shall continue as the surviving corporation in the Thunder Bridge II Merger. Holders of equity of Thunder Bridge II immediately prior to the Thunder Bridge II Merger will receive shares of Parent such that the equity capitalization of Parent immediately following the Thunder Bridge II Merger shall be identical to the equity capitalization of Thunder Bridge II immediately prior to the Thunder Bridge II Merger. Parent shall be deemed to be the successor registrant of Thunder Bridge II pursuant to Rule 12g-3 under the Exchange Act.

b. The Company Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, ADK Merger Sub shall be merged with and into the Company in accordance with the DLLCA and CRULLCA, whereupon the separate limited liability company existence of ADK Merger Sub shall cease, and the Company shall continue as the surviving limited liability company in the Company Merger. Any reference in this Agreement to the Company for periods from and after the Effective Time will be deemed to include the Surviving Company.

c. The Blocker Mergers. Upon the terms and subject to the conditions hereof, at the Effective Time, each of the ADK Blocker Group entities shall be merged with and into ADK Blocker Merger Sub in accordance with the DGCL and the DLLCA, whereupon the separate corporate existence of each of the members of the ADK Blocker Group shall cease, and ADK Blocker Merger Sub shall continue as the surviving limited liability company in the ADK Blocker Merger.

d. The Service Provider Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, ADK Service Provider Merger Sub shall be merged with and into ADK Service Provider Holdco in accordance with the DLLCA, whereupon the separate limited liability company existence of ADK Service Provider Merger Sub shall cease, and ADK Service Provider Holdco shall continue as the surviving limited liability company in the Service Provider Merger.

1.2 Location and Date. The consummation of the Transactions contemplated pursuant to this Agreement, including the Mergers (the “Closing”), shall take place by remote exchange of signatures and documents or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, at 10:00 a.m., Eastern Time, on the third (3rd) Business Day following the date on which all conditions to the Closing shall have been satisfied or waived (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver of such conditions at the time of the Closing), or such other date as Thunder Bridge II and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3 Effective Time. In connection with the Closing, the Company shall duly execute and file certificates of merger in connection with each of the Company Merger, the Blocker Mergers and the Service Provider Merger and Parent shall duly execute and file the certificate of merger in connection with the Thunder Bridge II Merger (each the “Certificates of Merger”), in each case, in accordance with the provisions of the DLLCA, CRULLCA and the DGCL, as applicable. The Mergers shall become effective at such time as the respective Certificates of Merger are duly filed with the Office of the Secretary of State of the State of Delaware and/or the Secretary of State of the State of California unless otherwise specified in the applicable Certificate of Merger (the time at which the Mergers becomes effective, the “Effective Time”).

1.4 Effects of Mergers. The Company Merger will have the effects provided in this Agreement and the applicable provisions of the DLLCA and CRULLCA. The Thunder Bridge II Merger, the Blocker Mergers and the Service Provider Merger will have the effects provided in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.

1.5 Organizational Documents.

a. The Thunder Bridge II Merger. At the Effective Time, the certificate of incorporation of Thunder Bridge II as in effect immediately prior to the Effective Time shall be amended and restated in the form attached hereto as Exhibit F (“Surviving Pubco Charter”), and the bylaws of Thunder Bridge II as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached hereto as Exhibit G (“Surviving Pubco Bylaws”).

b. The Company Merger. At the Effective Time, (1) the certificate of formation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as set forth in, and in the form attached to, the Certificate of Merger for the Company Merger and (2) the limited liability company agreement of the Company in effect immediately prior to the Effective Time shall be amended and restated in the form attached hereto as Exhibit H (the “Surviving Company Amended and Restated Limited Liability Company Agreement”), which shall become the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with the DLLCA, CRULLCA and as provided in such certificate of formation or the Surviving Company Amended and Restated Limited Liability Company Agreement, as applicable.

c. The Blocker Mergers. At the Effective Time, (1) the certificate of formation of ADK Blocker Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the surviving ADK Blocker Merger Sub in connection with each of the Blocker Mergers and (2) the limited liability company agreement of ADK Blocker Merger Sub in effect immediately prior to the Effective Time shall become the limited liability company agreement of the surviving ADK Blocker Merger Sub, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or the limited liability company agreement of the surviving ADK Blocker Merger Sub, as applicable.

d. The Service Provider Merger. At the Effective Time, (1) the certificate of formation of ADK Service Provider Holdco as in effect immediately prior to the Effective Time, shall be the certificate of formation of the surviving ADK Service Provider Holdco and (2) the limited liability company agreement of ADK Service Provider Holdco in effect immediately prior to the Effective Time shall be amended and restated in a form agreed to by the Parties, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or the limited liability company agreement of the surviving ADK Service Provider Holdco, as applicable.

1.6 Managers and Officers of the Surviving Company.

a. The Thunder Bridge II Merger. The officers of Thunder Bridge II shall, from and after the Effective Time, become officers of Thunder Bridge II until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Thunder Bridge II and applicable Law.

b. The Company Merger. The officers of the Company as of immediately prior to the Effective Time shall, from and after the Effective Time, become officers of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Company and applicable Law. From and after the Effective Time, the sole manager of the Surviving Company shall be Surviving Pubco, which shall be the managing member of the Surviving Company (and all members of the board of managers of the Company immediately prior to the Effective Time shall be removed as of the Effective Time), until the Organizational Documents of the Surviving Company are thereafter amended in accordance with the CRULLCA and as provided in such Organizational Documents.

c. The Blocker Mergers. The officers of ADK Blocker Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, become officers of ADK Blocker Merger Sub until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the surviving ADK Blocker Merger Sub and applicable Law. From and after the Effective Time, the sole managing member of ADK Blocker Merger Sub shall be Surviving Pubco.

d. The Service Provider Merger. The sole manager of ADK Service Provider Holdco as of immediately prior to the Effective Time shall, from and after the Effective Time, become the sole manager of ADK Service Provider Holdco, until his successors shall have been duly elected, appointed or qualified or until his earlier death, resignation or removal in accordance with the Organizational Documents of ADK Service Provider Holdco and applicable Law.

1.7 Company Securityholder Representative.

a. By (A) the adoption of this Agreement by the Company Equity Holders representing greater than 50% in interest of the Company Interests, and/or (B) any Company Equity Holder’s acceptance of any consideration pursuant to this Agreement and/or (C) as set forth in each Letter of Transmittal executed and delivered by a Company Equity Holder in accordance with the requirements of this Agreement, the Company Equity Holders hereby irrevocably (subject only to Section 1.7(d)) appoint the Company Securityholder Representative as the representative, attorney-in-fact and agent of the Company Equity Holders in connection with the Transactions and in any litigation or arbitration involving this Agreement or the Transaction Documents. In connection therewith, the Company Securityholder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Company Securityholder Representative shall deem necessary or appropriate, and shall have the power and authority to, in each case, in the name and on behalf of the Company Equity Holders (in each case, to the extent of such Company Equity Holder’s capacity as such and, for clarity, not with respect to any employment or other matters):

(i) act for all of the Company Equity Holders with regard to all matters pertaining to this Agreement and the Transaction Documents;

(ii) act for the Company Equity Holders to transact matters of litigation or arbitration with regard to all matters pertaining to this Agreement and the Transaction Documents;

(iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Company Securityholder Representative deems necessary or appropriate in connection with the consummation of the Transactions, including, without limitation, the Surviving Company Amended and Restated Limited Liability Company Agreement, the Exchange Agreement and the Tax Receivable Agreement;

(iv) receive funds, make payments of funds and give receipts for funds;

(v) do or refrain from doing, on behalf of the Company Equity Holders, any further act or deed that the Company Securityholder Representative deems necessary or appropriate in the Company Securityholder Representative’s discretion relating to the subject matter of this Agreement and the Transaction Documents, in each case as fully and completely as the Company Equity Holders could do if personally present;

(vi) give and receive all notices required to be given or received by the Company Equity Holders under this Agreement and the Transaction Documents;

(vii) give any written direction to the Paying and Exchange Agent on behalf of any Company Equity Holder;

(viii) calculate, agree to, and/or negotiate with the determination of the adjustment to the Merger Consideration pursuant to Section 2.4;

(ix) agree to, negotiate and/or comply with the determination of any Earn Out Shares issuable pursuant to Section 2.5; and

(x) receive service of process in connection with any claims under this Agreement and the Transaction Documents.

b. No bond shall be required of the Company Securityholder Representative by any Company Equity Holder. The Company Securityholder Representative shall not be paid any fee for services to be rendered hereunder.

c. The Company Securityholder Representative shall act for the Company Equity Holders on all of the matters set forth in this Agreement and the Transaction Documents in good faith and in the manner the Company Securityholder Representative believes to be in the best interests of the Company Equity Holders. The Company Securityholder Representative is authorized to act on behalf of the Company Equity Holders notwithstanding any dispute or disagreement among the Company Equity Holders. In taking any action as the Company Securityholder Representative, the Company Securityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Company Securityholder Representative reasonably believes to be authorized thereunto.

d. In the event the Company Securityholder Representative becomes unable to perform the Company Securityholder Representative’s responsibilities hereunder or resigns from such position, the Company Securityholder Representative shall select another representative to fill the vacancy of the Company Securityholder Representative, and such substituted representative shall be deemed to be the Company Securityholder Representative for all purposes of this Agreement; provided, that if the Company Securityholder Representative has not selected a substitute representative at or prior to the time of such inability or resignation, the Company Equity Holders (acting by a written instrument signed by the Company Equity Holders who held, as of immediately prior to the Closing, a majority (by voting power) of the then-outstanding Company Interests) shall select such substitute representative. The Company Securityholder Representative may be removed only upon delivery of written notice to Thunder Bridge II (or, following the Closing, Surviving Pubco) signed by the Company Equity Holders who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding Company Interests; provided, that no such removal shall be effective until such time as a successor Company Securityholder Representative shall have been validly appointed hereunder. The Company Securityholder Representative shall provide Thunder Bridge II (or, following the Closing, Surviving Pubco) prompt written notice of any replacement of the Company Securityholder Representative, including the identity and address of the new Company Securityholder Representative.

e. For all purposes of this Agreement:

(i) Parent (or, following the Closing, Surviving Pubco) and Thunder Bridge II shall be entitled to rely conclusively on the instructions and decisions of the Company Securityholder Representative as to the settlement of any disputes or claims under this Agreement or the Transaction Documents, or any other actions required or permitted to be taken by the Company Securityholder Representative hereunder, and no Party shall have any cause of action against Parent (or, following the Closing, Surviving Pubco) and Thunder Bridge II for any action taken by Parent (or, following the Closing, Surviving Pubco) and Thunder Bridge II in reliance upon the instructions or decisions of the Company Securityholder Representative;

(ii) the provisions of this Section 1.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equity Holder may have in connection with the Transactions; and

(iii) this Section 1.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, assignees and successors of each Company Equity Holder, and any references in this Agreement to a Company Equity Holder shall be deemed to include the successors to the rights of each applicable Company Equity Holder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

f. The Company Securityholder Representative shall not be liable for any liabilities, losses, claims, damages, costs or expenses (including legal expenses and costs) while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement.

1.8 Certain Closing Deliveries.

a. At the Closing, on the terms and conditions set forth in this Agreement, Surviving Pubco shall deliver to the Company:

(i) a copy of the Paying and Exchange Agent Agreement, duly executed by Surviving Pubco and the Paying and Exchange Agent;

(ii) a copy of the Surviving Company Amended and Restated Limited Liability Company Agreement, duly executed by Surviving Pubco;

(iii) a copy of the Exchange Agreement in the form attached hereto as Exhibit I (the “Exchange Agreement”), duly executed by Surviving Pubco;

(iv) a copy of the Tax Receivable Agreement in the form attached hereto as Exhibit J (the “Tax Receivable Agreement”), duly executed by Surviving Pubco;

(v) the Registration Rights Agreement duly executed by Surviving Pubco;

(vi) a copy of each Executive Employment Agreement, countersigned by Surviving Pubco;

(vii) a copy of each of the Phantom Award Agreements, duly executed by Surviving Pubco; and

(viii) written confirmation from each of the members of Sponsor agreeing that upon liquidation of Sponsor, they will be bound by the provisions of the Sponsor Letter with respect to any of the Sponsor Escrow Shares (as defined in the Sponsor Letter) that they might otherwise be entitled to receive upon liquidation of Sponsor.

b. At the Closing, on the terms and conditions set forth in this Agreement, the Company shall deliver to Surviving Pubco:

(i) a copy of the Paying and Exchange Agent Agreement, duly executed by the Company Securityholder Representative on behalf of the Company Equity Holders listed on the signature page thereto;

(ii) a copy of the Surviving Company Amended and Restated Limited Liability Company Agreement, duly executed by the Company Equity Holders listed on the signature page thereto;

(iii) a copy of the Exchange Agreement, duly executed by the Company and the Company Equity Holders listed on the signature page thereto;

(iv) a copy of the Tax Receivable Agreement, duly executed by the Company Securityholder Representative and the Company Equity Holders listed on the signature page thereto.

(v) a copy of each Executive Employment Agreement, countersigned by the Executive; and

(vi) evidence of the repayment or forgiveness of the PPP Loan.

c. At or prior to the Closing, the Company shall deliver to Parent, Thunder Bridge II or Surviving Pubco, as applicable, good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions, if any, and can be obtained within a reasonable period of time after request.

d. At or prior to the Closing, Parent shall deliver to the Company the good standing certificate for the Parent, Thunder Bridge II, TBII Merger Sub, ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization.

ARTICLE 2
EFFECT OF THE MERGERS

2.1 The Mergers and Closing Payments.

a. The Thunder Bridge II Merger. At the Closing, by virtue of the Thunder Bridge II Merger and without any action on the part of Parent, Thunder Bridge II or any of the Thunder Bridge II Equity Holders:

(i) (1) Each Thunder Bridge II Class A Share issued and outstanding immediately prior to the Transaction shall remain outstanding and shall be automatically converted into one (1) Surviving Pubco Class A Share and (2) each certificate that evidenced Thunder Bridge II Class A Shares immediately prior to the Transaction (“Thunder Bridge II Class A Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class A Shares evidenced by such Thunder Bridge II Class A Share Certificate; provided, however, that each Thunder Bridge II Class A Share Certificate owned by Public Stockholders who have validly elected to redeem their shares in connection with the Redemption shall entitle the holder thereof to receive only cash in an amount equal to the Redemption Price as provided for in the Trust Agreement and Thunder Bridge II’s Organizational Documents.

(ii) (1) Each Thunder Bridge II Class B Share issued and outstanding immediately prior to the Transaction shall be automatically converted into one (1) Surviving Pubco Class A Share, (2) each certificate that evidenced Thunder Bridge II Class B Shares immediately prior to the Transaction (“Thunder Bridge II Class B Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class B Shares evidenced by such Thunder Bridge II Class B Share Certificate and (3) all rights in respect of all Thunder Bridge II Class B Shares shall cease to exist, other than the right to receive the Surviving Pubco Class A Shares in accordance with this Section 2.1(a).

(iii) Following the Transactions, the holders of Thunder Bridge II Warrants shall, pursuant to the terms of the Thunder Bridge II Warrants, have the right (the “Surviving Pubco Warrants” and, with the Thunder Bridge II Public Warrants becoming “Surviving Pubco Public Warrants”) to purchase and receive, upon the basis and upon terms and conditions specified in such Thunder Bridge II Warrants and in lieu of the shares of Thunder Bridge II Common Stock immediately theretofore purchasable and receivable upon the exercise of rights represented thereby, the number of Surviving Pubco Class A Shares receivable in connection with the Transactions that the holder of such Thunder Bridge II Warrants would have received if such holder had exercised his, her or its Thunder Bridge II Warrant(s) immediately prior to the Transactions;

(iv) Each Thunder Bridge II Class A Share and Thunder Bridge II Class B Share held by Thunder Bridge II shall be automatically cancelled and no consideration shall be issued or paid in respect thereof.

b. The Company Merger. At the Closing, by virtue of the Company Merger, without any action on the part of the Company, ADK Legacy Owners, ADK Principal Owners, ADK Non-Contributing Service Providers, ADK Contributing Service Providers, ADK Service Provider Holdco, Parent or Thunder Bridge II except to the extent expressly provided in this Agreement otherwise:

(i) Reserve Consideration. Surviving Pubco shall reserve that certain number of Surviving Pubco Class A Shares for issuance pursuant to the terms of this Agreement and the Transaction Documents, as determined by the following calculation (such resulting number, the “Reserve Consideration”): (i) Merger Consideration minus (ii) Consideration Shares (which net amount shall include the Surviving Pubco Class A Shares issuable pursuant to the Phantom Award Agreements).

(ii) ADK Legacy Owners. In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Legacy Owner, each LLC Unit held by an ADK Legacy Owner shall automatically be converted into and exchanged for such ADK Legacy Owner’s Allocable Share of the Merger Consideration.

(iii) ADK Non-Contributing Service Provider. Surviving Pubco shall enter into the Exchange Agreement with each ADK Non-Contributing Service Provider.

(iv) ADK Phantom Unit Holders. In accordance with each of the Phantom Award Agreements executed by the Company and each ADK Phantom Unit Holder, each Phantom Unit held by an ADK Phantom Unit Holder shall have the right to receive from the Reserve Consideration the number of Surviving Pubco Class A Shares set forth in such ADK Phantom Unit Holder’s Phantom Award Agreement, subject to the vesting schedule set forth therein; and Surviving Pubco shall issue such Surviving Pubco Class A Shares pursuant to the terms of each Phantom Award Agreement.

(v) ADK Principal Owners.

(A) Each ADK Principal Owner shall be deemed to have contributed to Surviving Pubco all of his, her or its voting rights in the Surviving Company to Surviving Pubco held by such ADK Principal Owners in consideration for (i) receipt for the number of Surviving Pubco Class V Shares set out opposite each such ADK Principal Owners’ name in Schedule 2.1(b)(v)(A), and (ii) the execution and delivery by Surviving Pubco to such ADK Principal Owner of the Tax Receivables Agreement and the Exchange Agreement.

(B) In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Principal Owner, all ADK Principal Owner Exchangeable LLC Units held by each ADK Principal Owner shall automatically be converted into and exchanged for the Allocable Share of the Merger Consideration attributable to such ADK Principal Owner Exchangeable LLC Units.

c. The Service Provider Merger. At the Closing, by virtue of the Service Provider Merger and without any action on the part of ADK Service Provider Holdco or ADK Service Provider Merger Sub, Parent, Thunder Bridge II or any of the members of ADK Service Provider Holdco, the units held by the equity holders (the ADK Contributing Service Providers) of ADK Service Provider Holdco shall automatically be converted into and exchanged for such holder’s share (in accordance the Organizational Documents of ADK Service Provider Holdco) of the Allocable Share of the Merger Consideration attributable to ADK Service Provider Holdco (collectively, the “ADK Service Provider Class A Shares”); provided that the number of ADK Service Provider Class A Shares equal to the quotient obtained by multiplying (i) the ADK Service Provider Class A Shares by (ii) the ratio (rounded to the nearest one hundredth) determined by dividing (A) the number of LLC Units held by ADK Service Provider Holdco that remains subject to forfeiture in accordance with the terms of any LLC Unit awards pursuant to which those LLC Units were granted (each a “Class B Units Grant”) by (B) the total number of LLC Units held by ADK Service Provider Holdco, whether subject to forfeiture or not, shall be subject to the same terms and conditions of forfeiture as under the Class B Units Grants.

d. The Blocker Mergers. At the Closing, by virtue of the Blocker Mergers and without any action on the part of Parent or Thunder Bridge II or any ADK Blocker, each LLC Unit held by each ADK Blocker shall automatically be converted and exchanged for the equity holder of such ADK Blocker’s share (in accordance the Organizational Documents of such ADK Blocker) of such ADK Blocker’s Allocable Share of the Merger Consideration.

2.2 Payout Schedule.

Attached hereto as Schedule 7 is a schedule setting forth, based on the vested and unvested Company Interests outstanding as of the date hereof and the other data and assumptions reflected therein, and giving effect to the rights, preferences and privileges of the Company Equity Holders in connection with the Transactions, an illustrative allocation of the Merger Consideration among the Company Equity Holders (the “Illustrative Merger Consideration Payout Schedule”). The Company shall deliver to Thunder Bridge II, at least two (2) Business Days prior to the Closing Date, a schedule (the “Merger Consideration Payout Schedule”), in substantially the same format as the Illustrative Merger Consideration Payout Schedule and prepared in accordance with the same principles and methodologies used in the preparation thereof, showing the allocation among the Company Equity Holders of the Merger Consideration, including the allocation of Merger Consideration for distribution at Closing as the Reserve Consideration. No fractional shares of Surviving Pubco Common Stock or fractional Surviving Company Membership Units (including, for purpose of clarification, such shares or Surviving Company Membership Units as may be issuable pursuant to Section 2.5) shall be issued pursuant to this Agreement and each Company Equity Holder who would otherwise be entitled to a fraction of a share of Surviving Pubco Common Stock or Surviving Company Membership Unit, as the case may be (after aggregating all fractional shares of Surviving Pubco Common Stock or Surviving Company Membership Units, as applicable, that otherwise would be received by such holder), shall instead have the number of shares of Surviving Pubco Common Stock and Surviving Company Membership Units issued to such holder rounded in the aggregate to the nearest whole share of Surviving Pubco Common Stock.

2.3 Letter of Transmittal.

a. At a reasonable time prior to the Closing Date, the Company shall deliver to each equity holder of each ADK Blocker, each ADK Legacy Owner and each ADK Contributing Service Provider a letter of transmittal substantially in the form of Exhibit K (the “Letter of Transmittal”), together with a request to have such Company Equity Holder or the equity holder of such Company Equity Holder, as applicable, deliver an executed Letter of Transmittal to the Company no less than two (2) Business Days prior to the Closing. Upon delivery to the Company of a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, such Company Equity Holder shall be entitled to receive for its Company Interests the consideration described in Section 2.1(b). If a Company Equity Holder has not delivered to the Company a Letter of Transmittal, such Company Equity Holder will become entitled to receive consideration for its Company Interests described in Section 2.1(b) promptly upon receipt by the Company of an executed Letter of Transmittal from such Company Equity Holder. The Company shall provide the Company Securityholder Representative and Thunder Bridge II with a copy of each Letter of Transmittal it receives promptly after receipt thereof.

b. Continental Stock Transfer and Trust Company shall act, at Thunder Bridge II’s expense, as paying agent and as exchange agent (the “Paying and Exchange Agent”) in effecting the exchanges provided for herein pursuant to the Paying and Exchange Agent Agreement substantially in the form attached hereto as Exhibit L, with such changes therein as the Paying and Exchange Agent may request (the “Paying and Exchange Agent Agreement”). Each equity holder of each ADK Blocker, each ADK Legacy Owner and each equity holder of ADK Service Provider Holdco (each ADK Contributing Service Provider) shall receive from the Paying and Exchange Agent, in exchange for the Company Interests of such Company Equity Holder, or the equity holder of such Company Equity Holder, on or following the Closing Date, its portion of Merger Consideration in accordance with the allocation pursuant to Section 2.2.

c. Each Letter of Transmittal shall provide that each Company Equity Holder shall agree to restrictions on reselling such shares received pursuant to this Section 2.3, subject to customary permitted transfers.

2.4 Merger Consideration Adjustment. Two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to Thunder Bridge II a calculation of the adjustment to the Merger Consideration (by 8:00PM Eastern Time) based on the following adjustment calculation: if the amount of Closing Cash is less than the total amount of Adjustment Indebtedness, then the Merger Consideration shall be decreased at a rate of one share of Surviving Pubco Class A Shares for each $10.00 increment by which the Closing Cash is less than the amount of Adjustment Indebtedness.

Any adjustment to the Merger Consideration pursuant to this Section 2.4 shall be in whole shares of Surviving Pubco Common Stock and no adjustment shall be made for any divergence that is in an increment of $9.99 or less.

2.5 Earn Out.

a. For purposes of this Section 2.5:

(i) the “First Earn Out Milestone” shall be deemed to have occurred if at any time following the Closing and prior to December 31, 2027, the VWAP of the Surviving Pubco Class A Shares is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) Trading Day period; provided, that the foregoing price target shall be equitably adjusted for stock splits, dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares after the date of this Agreement;

(ii) the “Second Earn Out Milestone” shall be deemed to have occurred if at any time following the Closing and prior to December 31, 2027, the VWAP of the Surviving Pubco Class A Shares is greater than or equal to $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period; provided, that the foregoing price target shall be equitably adjusted for stock splits, dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares after the date of this Agreement;

(iii) the First Earn Out Milestone and the Second Earn Out Milestone may also be referred to as an “Earn Out Milestone” or collectively as the “Earn Out Milestones”;

(iv) the “First Earn Out Milestone Shares” means, with respect to the determination of the allocation of Earn Out Shares in connection with the achievement of the First Earn Out Milestone, fifty percent (50%) of the Earn Out Shares. For clarity: First Earn Out Milestone Shares represent the Earn Out Shares issuable in respect of the First Earn Out Milestone; First Earn Out Milestone Shares will be paid out in part as Surviving Pubco Class A Shares and in part as Surviving Company Membership Units;

(v) the “Second Earn Out Milestone Shares” means, with respect to the determination of the allocation of Earn Out Shares in connection with the achievement of the Second Earn Out Milestone, one hundred percent (100%) of the Earn Out Shares, unless, as of the date of such determination, Earn Out Shares have previously been issued to the Company Equity Holders pursuant to Section 2.5b., in which event the Second Earn Out Milestone Shares means the remaining unissued Earn Out Shares. For clarity: Second Earn Out Milestone Shares represent the Earn Out Shares issuable in respect of the Second Earn Out Milestone; Second Earn Out Milestone Shares will be paid out in part as Surviving Pubco Class A Shares and in part as Surviving Company Membership Units;

(vi) a “Pubco Owner” means a Company Equity Holder who receives at least one Surviving Pubco Class A Share pursuant to paragraphs b., c., or d. of Section 2.1 as part of the Transactions;

(vii) the “Pubco Owners’ First Base” means the number, A, determined pursuant to the following formula: A = B – C, where B equals the aggregate number of Consideration Shares and C equals the aggregate number of Forfeited Consideration Shares as of immediately prior to the achievement of the First Earn Out Milestone;

(viii) the “Pubco Owners’ Second Base” means the number, A, determined pursuant to the following formula: A = B – C, where B equals the aggregate number of Consideration Shares and C equals the aggregate number of Forfeited Consideration Shares as of immediately prior to the achievement of the Second Earn Out Milestone;

(ix) the “Forfeited Consideration Shares” means, with respect to any Pubco Owner and as of any date of determination, the unvested Consideration Shares of such Pubco Owner, if any, that have been forfeited, cancelled or terminated after the Closing and before such date of determination pursuant to the Contract or Contracts governing such unvested Consideration Shares;

(x) the “Forfeited Consideration Units” means, with respect to any Surviving Company Owner and as of any date of determination, the unvested Consideration Units of such Surviving Company Owner, if any, that have been forfeited, cancelled or terminated after the Closing and before such date of determination pursuant to the Contract or Contracts governing such unvested Consideration Units;

(xi) a “Surviving Company Owner” means a Company Equity Holder who receives at least one Surviving Company Membership Unit pursuant to paragraphs b., c., or d. of Section 2.1 as part of the Transactions;

(xii) the “Surviving Company Owners’ First Base” means the aggregate number of Consideration Units (for the purpose of clarification, excluding the aggregate number of any Forfeited Consideration Units as of immediately prior to the achievement of the First Earn Out Milestone);

(xiii) the “Surviving Company Owners’ Second Base” means the aggregate number of Consideration Units (for the purpose of clarification, excluding the aggregate number of any Forfeited Consideration Units as of immediately prior to the achievement of the Second Earn Out Milestone);

(xiv) the “Consideration Shares” means the aggregate vested and unvested Surviving Pubco Class A Shares issued to the Company Equity Holders pursuant to paragraphs (b)(ii)-(v), (c), and (d) of Section 2.1 as part of the Transactions (for the purpose of clarification, regardless of whether subsequently sold, transferred, or otherwise disposed of);

(xv) the “Consideration Units” means the aggregate vested and unvested Surviving Company Membership Units issued to the Company Equity Holders pursuant to paragraphs b(ii)-(v), (c) and (d) of Section 2.1 as part of the Transactions (for the purpose of clarification, regardless of whether subsequently sold, transferred or otherwise disposed of);

(xvi) the “Total First Base” means the number, A, determined pursuant to the following formula: A = B + C, where B equals the Pubco Owners First Base, and C equals the Surviving Company Owners’ First Base;

(xvii) the “Total Second Base” means the number, A, determined pursuant to the following formula: A = B + C, where B equals the Pubco Owners Second Base, and C equals the Surviving Company Owners’ Second Base;

b. Subject to the terms and conditions of this Section 2.5, the Earn Out Shares shall be issuable to the Company Equity Holders as follows (any such issuable Earn Out Shares, “Earned Earn Out Shares”):

(i) In the event the First Earn Out Milestone is achieved:

(A) each Pubco Owner will be entitled to have allocated to him, her or it that number of First Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = (B – C) × D/E, where B equals the aggregate number of Consideration Share issued to such Pubco Owner, C equals the aggregate number of Forfeited Consideration Shares of such Pubco Owner as of immediately prior to the achievement of the First Earn Out Milestone, D equals the aggregate number of First Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the First Earn Out Milestone, and E equals the Total First Base.

(B) Each Surviving Company Owner will be entitled to have allocated to him, her, or it that number of notional First Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = B × C/D, where B equals the aggregate number of Consideration Units issued to such Surviving Company Owner less the aggregate number of Forfeited Consideration Units of such Surviving Company Owner as of immediately prior to the achievement of the First Earn Out Milestone, C equals the aggregate number of First Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the First Earn Out Milestone, and D equals the Total First Base.

(C) The Surviving Company Membership Units of the Surviving Company Owners and of Surviving Pubco shall be adjusted pursuant to Section 2.3(c) of the Surviving Company Amended and Restated Limited Liability Company Agreement on account of the achievement of the First Earn Out Milestone to reflect the same.

(ii) In the event the Second Earn Out Milestone is achieved:

(A) each Pubco Owner will be entitled to have allocated to him, her or it that number of Second Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = (B – C) × D/E, where B equals the aggregate number of Consideration Shares issued to such Pubco Owner, C equals the aggregate number of Forfeited Consideration Shares of such Pubco Owner as of immediately prior to the achievement of the Second Earn Out Milestone, D equals the aggregate number of Second Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the Second Earn Out Milestone, and E equals the Total Second Base;

(B) Each Surviving Company Owner will be entitled to have allocated to him, her, or it that number of notional Second Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = B × C/D, where B equals the aggregate number of vested and unvested Consideration Units issued to such Surviving Company Owner less the aggregate number of Forfeited Consideration Units of such Surviving Company Owner as of immediately prior to the achievement of the Second Earn Out Milestone, C equals the aggregate number of Second Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the Second Earn Out Milestone, and D equals the Total Second Base.

For the purpose of clarification and notwithstanding anything to the contrary set forth in this Agreement, the aggregate number of Earned Earn Out Shares to be issued pursuant to this Section 2.5 shall in no event exceed 100% of the Earn Out Shares. Earn Out Shares (i) shall be treated by the Parties for Tax purposes as an adjustment to the Merger Consideration and (ii) to the extent received by any Pubco Owner in respect of such Pubco Owner’s Surviving Pubco Class A Shares, shall be treated for Tax purposes as having been received by such Pubco Owner in a transaction qualifying as an exchange under Section 351 of the Code, in each case unless otherwise required by Law.

c. Surviving Pubco shall use commercially reasonable efforts to monitor the VWAP of the Surviving Pubco Class A Shares on a daily basis and track any progress toward achievement of the Earn Out Milestones. As soon as practicable (but in any event within five (5) Business Days) after the achievement of an Earn Out Milestone, Surviving Pubco shall deliver concurrently to the Company Securityholder Representative and the Surviving Company a written statement (a “Stock Price Earn Out Statement”) that sets forth (i) the VWAP over the applicable 20-Trading Day period, (ii) the determination pursuant to Section 2.5a. of the amount of the First Earn Out Milestone Shares or the Second Earn Out Milestone Shares, as the case may be, in connection therewith, and (iii) the number of the First Earn Out Milestone Shares (including any notional First Earn Out Milestone Shares) or the Second Earn Out Milestone Shares (including any notional Second Earn Out Milestone Shares), as the case may be, to each Company Equity Holder as determined pursuant to Section 2.5b., together with reasonably detailed supporting calculations with respect to all such determinations. The Company Securityholder Representative and the Surviving Company shall promptly review and confirm the determinations of Surviving Pubco set forth in the Stock Price Earn Out Statement and, if it disagrees with any of such determinations, it shall, not later than ten (10) Business Days after its receipt of the Stock Price Earn Out Statement, deliver written notice (an “Objection Notice”) to Surviving Pubco setting forth such disagreements in reasonable detail. If the Company Securityholder Representative or the Surviving Company shall fail to deliver an Objection Notice to Surviving Pubco within such 10-Business Day period, he or it, as the case may be, shall be deemed to have accepted the Stock Price Earn Out Statement and the determinations therein shall, except to the extent of any manifest errors, be final and binding on the Company Securityholder Representative, the Surviving Company, and the Company Equity Holders. Surviving Pubco, the Company Securityholder Representative, and/or the Surviving Company shall, for a period of ten (10) Business Days from Surviving Pubco’s receipt of any Objection Notice, engage in good faith discussions to attempt to resolve any matters set forth in such Objection Notice, after which period any party shall be permitted to pursue judicial resolution of any unresolved disagreements in accordance with this Agreement. If the Company Securityholder Representative believes that an Earn Out Milestone has been achieved but it has not received from Surviving Pubco a Stock Price Earn Out Statement with respect thereto as required by this Section 2.5c., it may deliver to Surviving Pubco (with a concurrent copy provided to the Surviving Company for informational purposes) a written notice to such effect, which shall include the 20-Trading Day VWAP detail that supports its belief that an Earn Out Milestone has been achieved. Surviving Pubco shall promptly review and confirm the data set forth in such notice from the Company Securityholder Representative and, if it disagrees with any of such determinations, it shall, not later than ten (10) Business Days after its receipt of such notice, deliver written notice (a “VWAP Objection Notice”) to the Company Securityholder Representative setting forth such disagreements in reasonable detail. If Surviving Pubco shall fail to deliver an Objection Notice to the Company Securityholder Representative within such 10-Business Day period, it shall be deemed to have agreed with the Company Securityholder Representative that an Earn Out Milestone has occurred as set forth in the notice from the Company Securityholder Representative. Surviving Pubco and the Company Securityholder Representative shall, for a period of ten (10) Business Days from the Company Securityholder Representative’s receipt of a VWAP Objection Notice, engage in good faith discussions to attempt to resolve any matters set forth in the VWAP Objection Notice, after which period either party shall be permitted to pursue judicial resolution of any unresolved disagreements in accordance with this Agreement. Not later than five (5) Business Days after any Earned Earn Out Shares have become issuable under this Section 2.5 (as deemed by the foregoing provisions hereof, agreed by the parties, or finally determined in accordance with this Section 2.5), the Company Securityholder Representative and Surviving Pubco shall jointly prepare, execute and deliver (1) to the Paying and Exchange Agent, a written instruction directing the Paying and Exchange Agent to issue to each Company Equity Holder, subject to his, her or its delivery to the Paying and Exchange Agent of a completed and duly executed Letter of Transmittal (unless already delivered pursuant to Section 2.3 in connection with the delivery of the Merger Consideration), his, her or its allocation of First Earn Out Milestone Shares (but not notional First Earn Out Milestone Shares) or Second Earn Out Milestone Shares (but not notional Second Earn Out Milestone Shares), as the case may be (determined pursuant to Section 2.5b.) and (2) to the Surviving Company a written notice setting forth the number of notional First Earn Out Milestone Shares or Second Earn Out Milestone Shares, as the case may be, issuable to each Company Equity Holder entitled to have such notional shares allocated to him, her, or it in connection with the achievement of the applicable Earn Out Milestone (as determined pursuant to Section 2.5b.), and the Surviving Company shall, not later than five (5) Business Days after its receipt of such written notice, issue to each such Company Equity Holder that number of Surviving Company Membership Units equal to the number of notional First Earn Out Milestone Shares or notional Second Earn Out Milestone Shares, as the case may be, designated in such written notice as being issuable to such Company Equity Holder.

d. The Company Securityholder Representative, on behalf of the Company Equity Holders, acknowledges and agrees that, (i) at all times from and after the Closing, Surviving Pubco and its Subsidiaries, including the Acquired Companies, will be entitled to operate their respective businesses and conduct their affairs based upon the business requirements of Surviving Pubco and its Subsidiaries as determined in the sole and absolute discretion of the board of directors or equivalent governing body of each such Person and (ii) such operation and conduct of the affairs of such Persons may have the effect (or perceived effect) of hindering or preventing the achievement of any Earn Out Milestone. Without limiting the foregoing, each of Surviving Pubco and its Subsidiaries, including the Acquired Companies, will be permitted following the Closing and until December 31, 2027, to make changes in its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, without regard to whether such actions may have an impact on the achievement of any Earn Out Milestone, and none of the Company Equity Holders (nor the Company Securityholder Representative on their behalf) will have any right to claim the loss of all or any portion of an Earn Out Shares or other damages as a result of such decisions so long as such changes are not made for the sole purpose of hindering or preventing the achievement of any Earn Out Milestone.

e. Subject to and in accordance with the provisions of this Section 2.5e., in the event that a Surviving Pubco Sale occurs after the Closing and on or prior to December 31, 2027, any Earn Out Shares not theretofore issued to the Company Equity Holders shall be deemed 100% earned and issuable in connection therewith. Surviving Pubco shall, subject to any applicable confidentiality obligations to which Surviving Pubco is subject under any Contract entered into in connection with such Surviving Pubco Sale, use commercially reasonable efforts to provide the Company Securityholder Representative with written notice of any Surviving Pubco Sale a reasonable time prior to the consummation or implementation thereof. If the Surviving Pubco Sale constitutes a transaction described in Section 2.5f.(iii), the Earn Out Shares issuable in connection therewith pursuant to this Section 2.5e. shall be deemed, for purposes of such Surviving Pubco Sale, to be earned and issued as of immediately prior to the consummation of such Surviving Pubco Sale. If the Surviving Pubco Sale constitutes a transaction pursuant to Section 2.5f.(i) or Section 2.5f.(ii), the Earn Out Shares issuable in connection therewith shall be issuable as soon as practicable following the time such Surviving Pubco Sale becomes effective. In furtherance of the foregoing, Surviving Pubco and the Company Securityholder Representative shall use commercially reasonable efforts to cause the issuance of the Earn Out Shares to occur in accordance with this Section 2.5e., including, without limitation, by jointly preparing, executing and delivering to the Paying and Exchange Agent written instructions directing the issuance of the Earn Out Shares in accordance herewith. For the avoidance of doubt, any Earn Out Shares issuable pursuant to this Section 2.5e. shall be allocated among the Company Equity Holders in accordance with this Section 2.5.

f. For purposes hereof, a “Surviving Pubco Sale” means the occurrence of any of the following events:

(i) if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(ii) if Surviving Pubco Class A Shares shall cease to be listed on a national securities exchange, other than for the failure to satisfy:

(A) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange, unless such failure is caused by an action or omission of Surviving Pubco or its Subsidiaries taken after the Closing for the sole purpose of causing the Surviving Pubco to violate such applicable minimum listing requirements; or

(B) a minimum price per share requirement of such national securities exchange;

(iii) if any of the following shall occur:

(A) there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(B) the stockholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the assets of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

(C) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Thunder Bridge II on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Parent and Thunder Bridge II, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the CRULLCA and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing in every jurisdiction in which the conduct of its business or the nature of its property requires such registration qualification or authorization under the Laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Schedule 3.1 of the Company Disclosure Schedules lists all jurisdictions in which any Acquired Company is qualified to conduct business and all names other than its legal name under which any Acquired Company does business. The Company has provided to the Parent accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Acquired Company is in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Other than the Company Equity Holders’ Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Transaction Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Company’s board of directors, by resolutions (i) determined that this Agreement and each Transaction Document to which the Company is or is required to be a party and the consummation of the Transactions are advisable, fair to, and in the best interests of, the Company and its members, (ii) directed that this Agreement be submitted to the Company’s members for adoption and (iii) resolved to recommend that the Company members adopt this Agreement.

3.3 Capitalization.

a. The Company is authorized to issue eight classes of units in the Company representing the Membership Interests in the Company consisting of (i) up to 2,951,518 Class A Units, 911,500 of which shares are issued and outstanding as of the date hereof; (ii) up to 513,846 Class B Units, 408,692 of which shares are issued and outstanding as of the date hereof; (iii) up to 400,000 Class C Units, 300,000 of which shares are issued and outstanding as of the date hereof; (iv) up to 236,521 Class D Units, 236,521 of which shares are issued and outstanding as of the date hereof; (v) up to 112,916 Class E Units, 112,916 of which shares are issued and outstanding as of the date hereof; (vi) up to 492,110 Class F Units, 492,110 of which shares are issued and outstanding; (vii) up to 9,638 Class G Units, 0 of which shares are issued and outstanding as of the date hereof; and (viii) up to 5,000 Class H Units, 4,350 of which shares are issued and outstanding as of the date hereof. Schedule 3.3(a) of the Company Disclosure Schedules sets forth, as of the date hereof, the issued and outstanding Company Interests and other Equity Interests of the Company, along with the beneficial and record owners thereof, all of which shares and other Equity Interests are owned free and clear of any Liens other than Permitted Liens and those imposed under the Company LLC Agreement. The Company holds no shares or other Equity Interests of the Company in its treasury. None of the outstanding shares or other Equity Interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company LLC Agreement and as provided by the CRULLCA.

b. Other than as set forth on Schedule 3.3(b) of the Company Disclosure Schedules, there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Equity Interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

c. Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

3.4 Subsidiaries. Schedule 3.4 of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other Equity Interests (if applicable), (c) the number of issued and outstanding shares or other Equity Interests and the record holders and Beneficial Owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the Equity Interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any Equity Interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Acquired Company. Except for the Equity Interests of the Subsidiaries listed on Schedule 3.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any Equity Interests of, or otherwise control, any Person. Except as set forth in Schedule 3.4, none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.5 Governmental Approvals. Except as otherwise described in Schedule 3.5 of the Company Disclosure Schedules, no consent of or with any Governmental Authority on the part of any Acquired Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Transaction Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder; and (e) where the failure to obtain or make such consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6 Non-Contravention. Except as otherwise described in Schedule 3.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Acquired Company, as applicable) of this Agreement and each Transaction Document to which any Acquired Company is or is required to be a party or otherwise bound, and the consummation by any Acquired Company of the transactions contemplated hereby and thereby and compliance by any Acquired Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Acquired Company’s Organizational Documents, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 3.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Order or consent applicable to any Acquired Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Acquired Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien except a Permitted Lien upon any of the properties or assets of any Acquired Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Company.

3.7 Financial Statements.

a. As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Acquired Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2018, and the related consolidated unaudited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, and (ii) the Company prepared financial statements, consisting of the consolidated balance sheet (“Interim Balance Sheet”) of the Acquired Companies as of September 30, 2020 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then ended. True and correct copies of the Company Financials have been provided to the Parent. The Company Financials (i) accurately reflect the Books and Records of the Acquired Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Acquired Companies for the periods indicated. No Acquired Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

b. Each Acquired Company maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Acquired Company does not maintain any off-the-book accounts and that such Acquired Company’s assets are used only in accordance with such Acquired Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Acquired Company and to maintain accountability for such Acquired Company’s assets, (iv) material access to such Acquired Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Acquired Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial Books and Records of the Acquired Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Acquired Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Acquired Company. Except as set forth on Schedule 3.7(b) of the Company Disclosure Schedules, to the Company’s Knowledge, in the past five (5) years, no Acquired Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Acquired Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Acquired Company has engaged in questionable accounting or auditing practices.

c. The Acquired Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 3.7(c) of the Company Disclosure Schedules, which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness as of the date of this Agreement.

d. Except as set forth on Schedule 3.7(d) of the Company Disclosure Schedules, no Acquired Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), (iii) Liabilities incurred in connection with the consummation of the Transactions, or (iv) Liabilities that would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

e. All financial projections with respect to the Acquired Companies that were delivered by or on behalf of the Company to Thunder Bridge II or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

f. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Acquired Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to an Acquired Company arising from its business. Except as set forth on Schedule 3.7(f) of the Company Disclosure Schedules, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Acquired Companies (net of reserves) within ninety (90) days.

3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8 of the Company Disclosure Schedules, since December 31, 2019, each Acquired Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.1 (without giving effect to Schedule 5.1 of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of the Thunder Bridge II.

3.9 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have Material Adverse Effect, no Acquired Company is or has been in conflict or non-compliance with, or in material default or violation of, nor has any Acquired Company received, since January 1, 2017, any written or, to the Knowledge of the Company, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.10 Company Permits. Each Acquired Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Acquired Company), holds all permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Thunder Bridge II true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 3.10 of the Company Disclosure Schedules. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Acquired Company is in violation in any material respect of the terms of any Company Permit, and no Acquired Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

3.11 Litigation. Except as described on Schedule 3.11 of the Company Disclosure Schedules, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor to the Company’s Knowledge is there any reasonable basis for any Action to be made; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Acquired Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of an Acquired Company must be related to the Acquired Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 3.11 of the Company Disclosure Schedules, if finally determined adversely to the Acquired Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Acquired Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Acquired Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.12 Material Contracts.

a. Schedule 3.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to the Thunder Bridge II true, correct and complete copies of, each Contract to which any Acquired Company is a party or by which any Acquired Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 3.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) Contracts that materially restrict the ability of the Company and its Subsidiaries to transact its business as presently conducted;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture other than the Organizational Documents of the Company;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Company having an outstanding principal amount in excess of $250,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Interests of any Acquired Company or another Person;

(vi) relates to any merger, consolidation or other Business Combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Acquired Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Acquired Companies under such Contract or Contracts of at least $250,000;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Acquired Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(x) is between any Acquired Company and any directors, officers or employees of an Acquired Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person, other than as required by applicable Law;

(xi) obligates the Acquired Companies to make any capital commitment or expenditure in excess of $2500,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Acquired Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Acquired Company or any manager, director or officer of any Acquired Company) with a power of attorney, other than in the ordinary course of business; or

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

b. Except as disclosed in Schedule 3.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Acquired Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), except as would not reasonably be expected to, individually or in the aggregate, to have a Material Adverse Effect individually or in the aggregate; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Acquired Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Acquired Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Acquired Company, under such Company Material Contract; (v) no Acquired Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Acquired Company in any material respect; and (vi) no Acquired Company has waived any rights under any such Company Material Contract.

3.13 Intellectual Property.

a. Schedule 3.13(a) of the Company Disclosure Schedules sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by an Acquired Company or otherwise used or held for use by an Acquired Company in which an Acquired Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 3.13(a) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which an Acquired Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from an Acquired Company, if any. Each Acquired Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Acquired Company, and previously used or licensed by such Acquired Company, except for the Intellectual Property that is the subject of the Company IP Licenses. To the Knowledge of the Company, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Acquired Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 3.13(a) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the applicable Acquired Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Acquired Company has recorded assignments of all Company Registered IP.

b. To the Knowledge of the Company, each Acquired Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Acquired Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Acquired Companies as presently conducted. To the Knowledge of the Company, each Acquired Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Acquired Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of each Acquired Company, the continued use by the Acquired Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Acquired Company. To the Knowledge of the Acquired Company, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Acquired Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. To the Knowledge of the Company, no Acquired Company is party to any Contract that requires an Acquired Company to assign to any Person all of its rights in any Intellectual Property developed by an Acquired Company under such Contract.

c. Schedule 3.13(c) of the Company Disclosure Schedules sets forth all licenses, sublicenses and other agreements or permissions under which an Acquired Company is the licensor, except inter-Acquired Company licenses (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to an Acquired Company, if any. To the Knowledge of the Company, each Acquired Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Acquired Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

d. No Action is pending or, to the Company’s Knowledge, threatened against an Acquired Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Acquired Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Acquired Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Acquired Company, nor to the Knowledge of the Company is there a reasonable basis therefor. To the Knowledge of the Company, there are no Orders to which any Acquired Company is a party or its otherwise bound that (i) restrict the rights of an Acquired Company to use, transfer, license or enforce any Intellectual Property owned by an Acquired Company, (ii) restrict the conduct of the business of an Acquired Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by an Acquired Company. To the Knowledge of the Company, no Acquired Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by an Acquired Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Acquired Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Acquired Company (“Company IP”) in any material respect.

e. All officers, directors, employees and independent contractors of an Acquired Company (and each of their respective Affiliates) have assigned to the Acquired Companies all Intellectual Property arising from the services performed for an Acquired Company by such Persons and all such assignments of Company Registered IP have been recorded. To the Knowledge of the Company, no current or former officers, employees or independent contractors of an Acquired Company have claimed any ownership interest in any Intellectual Property owned by an Acquired Company. To the Knowledge of the Company, there has been no violation of an Acquired Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by an Acquired Company. The Company has made available to Thunder Bridge II true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to an Acquired Company. To the Company’s Knowledge, none of the employees of any Acquired Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Acquired Companies, or that would materially conflict with the business of any Acquired Company as presently conducted or contemplated to be conducted. Each Acquired Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

f. To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of an Acquired Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by an Acquired Company. To the Knowledge of the Acquired Company, each Acquired Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Acquired Company, the operation of the business of the Acquired Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

g. To the Knowledge of the Company, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by an Acquired Company, or (ii) any Company IP License. To the Knowledge of the Company, following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Acquired Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Acquired Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Companies would otherwise be required to pay in the absence of such transactions.

3.14 Reserved.

3.15 Real Property. Schedule 3.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by an Acquired Company for the operation of the business of an Acquired Company, and of all current leases, lease guarantees, amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to the Parent a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect except as could not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of an Acquired Company, and no Acquired Company has received notice of any such condition. No Acquired Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

3.16 Personal Property. Each item of Personal Property which is tangible in nature which is currently owned, used or leased by an Acquired Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 3.16 of the Company Disclosure Schedules, Except as set forth on Schedule 3.16 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Acquired Companies.

3.17 Title to and Sufficiency of Assets. Each Acquired Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet, (d) Liens set forth on Schedule 3.17 of the Company Disclosure Schedules and (e) where such failure to have good and marketable title, free and clear of all Liens, would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate. The assets (including Intellectual Property rights and contractual rights) of the Acquired Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Acquired Companies as they are now conducted and presently proposed to be conducted or that are used or held by the Acquired Companies for use in the operation of the businesses of the Acquired Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Acquired Companies as currently conducted and as presently proposed to be conducted.

3.18 Employee Matters.

a. Except as set forth on Schedule 3.18(a) of the Company Disclosure Schedules, no Acquired Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Acquired Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 3.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Acquired Company and Persons employed by or providing services as independent contractors to an Acquired Company. No current officer or employee of an Acquired Company has provided any Acquired Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Acquired Company.

b. Except as set forth in Schedule 3.18(b) of the Company Disclosure Schedules, each Acquired Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, threatened notice that there is any pending Action involving unfair labor practices against an Acquired Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 3.18(b) of the Company Disclosure Schedules, there are no Actions pending or, to the Knowledge of the Company, threatened against an Acquired Company brought by or on behalf of any current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

c. Schedule 3.18(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all employees of the Acquired Companies showing for each as of such date, subject to Applicable Law (i) the employee’s name, job title, location and salary for the fiscal year ending December 31, 2020. Except as set forth on Schedule 3.18(c) of the Company Disclosure Schedules, (A) no employee is a party to a written employment Contract with an Acquired Company and each is employed “at will,” and (B) the Acquired Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Acquired Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 3.18(c) of the Company Disclosure Schedules, each Acquired Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with an Acquired Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Thunder Bridge II by the Company.

d. Schedule 3.18(d) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Acquired Company, along with the position, the entity engaging such Person, and date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 3.18(d) of the Company Disclosure Schedules, all of such independent contractors are a party to a written Contract with an Acquired Company. Except as set forth on Schedule 3.18(d) of the Company Disclosure Schedules, each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with an Acquired Company, a copy of which has been provided to Thunder Bridge II by the Company. For the purposes of applicable Law, including the Code, all independent contractors engaged by an Acquired Company are bona fide independent contractors and not employees of an Acquired Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Acquired Company to pay a termination fee.

3.19 Benefit Plans.

a. Set forth on Schedule 3.19(a) of the Company Disclosure Schedules is a true and complete list of each Benefit Plan of an Acquired Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Acquired Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

b. Each Company Benefit Plan is and has been operated and administered in all material respects at all times in compliance with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Acquired Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

c. With respect to each Company Benefit Plan which covers any officer, or employee (or beneficiary thereof) of an Acquired Company, the Company has provided to Thunder Bridge II accurate and complete copies, if applicable, of: (i) all Company Benefit Plan agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

d. With respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

e. No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Acquired Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA. No Company Benefit Plan will become a multiple employer plan with respect to any Acquired Company immediately after the Closing Date. No Acquired Company currently maintains or has ever maintained a multiple employer welfare arrangement.

f. With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA, no such plan provides medical or death benefits with respect to current or former employees of an Acquired Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees. Each Acquired Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

g. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation or (ii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

h. Except to the extent required by Section 4980B of the Code or similar state Law, no Acquired Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

i. Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 3.19(i) of the Company Disclosure Schedules. There is no Contract or plan to which any Acquired Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

3.20 Environmental Matters. Except as set forth in Schedule 3.20 of the Company Disclosure Schedules:

a. Each Acquired Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

b. No Acquired Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect. No Acquired Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

c. No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Acquired Company or any assets of an Acquired Company alleging either or both that an Acquired Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

d. No Acquired Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Acquired Company or any property currently or formerly owned, operated, or leased by any Acquired Company or any property to which an Acquired Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in an Acquired Company incurring any material Environmental Liabilities.

e. To the Knowledge of the Company, there is no investigation of the business, operations, or currently owned, operated, or leased property of an Acquired Company or, to the Company’s Knowledge, previously owned, operated, or leased property of an Acquired Company pending or, to the Company’s Knowledge, threatened that could reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

f. To the Knowledge of the Company, there is not located at any of the properties of an Acquired Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

g. The Company has provided to the Parent all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Acquired Company.

3.21 Transactions with Related Persons. Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, no Acquired Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an Acquired Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with an Acquired Company.

3.22 Insurance. Schedule 3.22 of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by an Acquired Company relating to an Acquired Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Parent. All premiums due and payable under all such insurance policies have been timely paid and the Acquired Companies are otherwise in material compliance with the terms of such insurance policies. Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Acquired Company has any self-insurance or co-insurance programs. To the Knowledge of the Company, in the past three (3) years, no Acquired Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any material adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

3.23 Books and Records. All of the financial Books and Records of the Acquired Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.24 Top Customers and Suppliers. Schedule 3.24 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date, the twenty (20) largest customers of the Acquired Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Acquired Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Acquired Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with an Acquired Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or to the Company’s Knowledge, threatened to stop, decrease or limit materially, or to the Company’s Knowledge, intends to modify materially its material relationships with an Acquired Company or, to the Company’s Knowledge, intends to stop, decrease or limit materially its products or services to any Acquired Company or its usage or purchase of the products or services of any Acquired Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any material amount due to any Acquired Company or seek to exercise any remedy against any Acquired Company, (iv) no Acquired Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Transaction Documents will not adversely affect the relationship of any Acquired Company with any Top Supplier or Top Customer.

3.25 Certain Business Practices.

a. No Acquired Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Acquired Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Acquired Company or assist any Acquired Company in connection with any actual or proposed transaction.

b. The operations of each Acquired Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving an Acquired Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

c. Each Acquired Company, and, to the Company’s Knowledge, each of their affiliates and any director, officer, agent or employee of, or other person associated with or acting on behalf of, the Company has acted at all times in compliance in all material respects with applicable Export and Import Laws (as defined below) and there are no claims, complaints, charges, investigations or proceedings pending or expected or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any Governmental Authority under any Export or Import Laws. The term “Export and Import Laws” means the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act of 1979, as amended, the Export Administration Regulations, and all other laws and regulations of the United States government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America, and all similar laws and regulations of any foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country to parties not of the foreign country.

d. No Acquired Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of an Acquired Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Acquired Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.26 PPP Loan. The application submitted by the Company, and all representations and certifications made by the Company to lenders or any Governmental Body, in connection with the PPP Loan were accurate, true and correct in all respects when made and did not contain any inaccuracies or omissions. The Company complied with all applicable Laws and was permitted by applicable Law to apply for, receive, and use of the proceeds of the PPP Loan. The Company used the proceeds of the PPP Loan solely for the allowable uses set forth in the Paycheck Protection Program in the Coronavirus Aid, Relief, and Economic Security Act and solely for the purposes permitted under the loan forgiveness guidelines issued by the Small Business Administration.

3.27 Investment Company Act. No Acquired Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.28 Finders and Brokers. Except as set forth in Schedule 3.28 of the Company Disclosure Schedules, no Acquired Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

3.29 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Transaction Documents, (a) contains any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Transaction Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 3, none of the Company, its Subsidiaries or any other Person makes any express or implied representation or warranty, either written or oral, with respect the Company or its Subsidiary, and the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company, any Subsidiary of the Company or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors). Without limiting the generality of the foregoing, except for the representations and warranties contained in this ARTICLE 3 (as modified by the Company Disclosure Schedules), the Company hereby expressly disclaims any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Thunder Bridge II or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Thunder Bridge II or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “break-out sessions,” in response to questions submitted by or on behalf of Thunder Bridge II or otherwise by any director, manager, officer, employee, agent, advisor, consultant, or representative of the Company or any of their respective Affiliates).

3.31 Taxes and Returns.

a. Each Acquired Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Acquired Company has complied with all applicable Laws relating to Tax.

b. There is no Action currently pending or, to the Knowledge of the Company, threatened against an Acquired Company by a Governmental Authority in a jurisdiction where the Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

c. No Acquired Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Acquired Company in respect of any Tax, and no Acquired Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

d. There are no Liens with respect to any Taxes upon any Acquired Company’s assets, other than Permitted Liens.

e. Each Acquired Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

f. No Acquired Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by an Acquired Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

g. No Acquired Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

h. No Acquired Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

i. No Acquired Company has any Liability or potential Liability for the Taxes of another Person (other than another Acquired Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Acquired Company with respect to any period following the Closing Date.

j. No Acquired Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

k. No Acquired Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

l. No Acquired Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as an exchange within the meaning of Section 351 of the Code.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THUNDER BRIDGE II AND MERGER SUBS

Except as set forth in (i) the disclosure schedules delivered by the Thunder Bridge II to the Company on the date hereof (the “Thunder Bridge II Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Parent and Thunder Bridge II, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Thunder Bridge II is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Parent and each Merger Sub is duly incorporated, validly existing and in good standing under the Laws of Delaware. Thunder Bridge II, Parent and each Merger Sub has all requisite corporate power to carry on its business as now being conducted and to own and use the properties owned and used by it. Schedule 4.1 of Thunder Bridge II Disclosure Schedules lists for each of Parent, Thunder Bridge II and their respective Subsidiaries all jurisdictions in which they are qualified to conduct business and all names other than their respective legal names under which they each do business. Thunder Bridge II has provided to the Company accurate and complete copies of the Organizational Documents of Parent, Thunder Bridge II and each of their respective Subsidiaries, each as amended to date and as currently in effect. Each of Parent, Thunder Bridge II and their Subsidiaries are not in violation of any provision of their respective Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Each of Parent, Thunder Bridge II, and each Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Surviving Pubco Equity Holders’ Approval. The execution, delivery and performance by Parent, Thunder Bridge II and each of the Merger Subs of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by its board of directors on the part of Parent and Thunder Bridge II, and (b) other than the Surviving Pubco Equity Holders’ Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Parent, Thunder Bridge II or any Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which Parent, Thunder Bridge II or any Merger Sub is a party shall be when delivered, duly and validly executed and delivered by such party and, assuming the due authorization, execution, delivery and performance of this Agreement and such Transaction Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Parent, Thunder Bridge II or the Merger Sub, as applicable, enforceable against such party in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

4.3 Governmental Approvals. Assuming the Surviving Pubco Equity Holders’ Approval is obtained and the effectiveness of the Transactions, no consent of or with any Governmental Authority, on the part of Parent, Thunder Bridge II or any Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent, Thunder Bridge II or Merger Sub of this Agreement and each Transaction Document to which it is a party or the consummation by Parent, Thunder Bridge II or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain such consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent or Thunder Bridge II.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4 of Thunder Bridge II Disclosure Schedules, the execution and delivery by each of Parent, Thunder Bridge II and the Merger Subs of this Agreement and each Transaction Document to which it is a party, the consummation by Thunder Bridge II of the transactions contemplated hereby and thereby, and compliance by Thunder Bridge II with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Thunder Bridge II’s Organizational Documents, (b) subject to obtaining the consents from Governmental Authorities referred to herein, and the waiting periods referred to therein having terminated or expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Order or consent applicable to Thunder Bridge II or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Thunder Bridge II under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Thunder Bridge II under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Thunder Bridge II Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Thunder Bridge II.

4.5 Capitalization.

a. As of the date of this Agreement (and, prior to giving effect to the consummation of the transactions contemplated by Additional Equity Financing (in accordance with the terms of Section 5.16) or the Redemption, as of the Closing), the authorized share capital of Thunder Bridge II is US$22,100 divided into 200,000,000 Class A ordinary shares (“Thunder Bridge II Class A Shares”), of which 34,500,000 are outstanding as of the date hereof, 20,000,000 Class B ordinary shares (“Thunder Bridge II Class B Shares” and, together with Thunder Bridge II Class A Shares, the “Thunder Bridge II Common Stock”), of which 8,625,000 are outstanding as of the date hereof, and 1,000,000 preferred shares (“Thunder Bridge II Preferred Shares”), none of which are outstanding as of the date hereof. All outstanding shares of Thunder Bridge II Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of Thunder Bridge II), subscription right or any similar right under any provision of Delaware Law, rights of first refusal or similar rights, Organizational Documents of Thunder Bridge II or any contract to which Thunder Bridge II is a party or by which Thunder Bridge II is bound and are owned free and clear of any Liens other than those imposed under applicable securities Laws. As of the date hereof (and, prior to giving effect to the consummation of the transactions contemplated by the Additional Equity Financing in accordance with the terms of Section 5.16, as of the Closing), Thunder Bridge II has issued 25,900,000 warrants (“Thunder Bridge II Warrants”), each such Thunder Bridge II Warrant entitling the holder thereof to purchase one Thunder Bridge II Class A Share. Other than the Thunder Bridge II Warrants, there are no options, warrants, equity securities, calls, rights, commitments or agreements to which Thunder Bridge II is a party or by which Thunder Bridge II is bound obligating Thunder Bridge II to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of Thunder Bridge II Common Stock or other Equity Interests of Thunder Bridge II or any security or rights convertible into or exchangeable or exercisable for any shares of Thunder Bridge II Common Stock or other Equity Interests of Thunder Bridge II, or obligating Thunder Bridge II to enter into any commitment or agreement containing such obligation. Except for the Thunder Bridge II Warrants or as described in this Section 4.5(a) or in Schedule 4.5(a) of Thunder Bridge II Disclosure Schedule, there are no Equity Interests of Thunder Bridge II, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Thunder Bridge II. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, the Transaction Documents, the Organizational Documents of Thunder Bridge II, and the Additional Equity Financing (in accordance with the terms of Section 5.16), no Equity Interests of Thunder Bridge II are issuable.

b. All of the outstanding securities of Thunder Bridge II have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except for the Letter Agreement and as set forth in the Organizational Documents of Thunder Bridge II, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Equity Interests of Thunder Bridge II. Except as set forth in the Organizational Documents of Thunder Bridge II, as applicable, there are no outstanding contractual obligations of Thunder Bridge II to repurchase, redeem or otherwise acquire any Equity Interests or securities of Thunder Bridge II, nor has Thunder Bridge II granted any registration rights to any Person with respect to any Equity Interests of Thunder Bridge II (other than as permitted pursuant to Section 5.16, the Additional Equity Financing).

c. Thunder Bridge II does not own any capital stock, securities convertible into capital stock or any other Equity Interest in any Person, nor is Thunder Bridge II a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no outstanding contractual obligations of Parent or Thunder Bridge II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Other than its ownership in Merger Subs, Parent does not own any capital stock, securities convertible into capital stock or any other Equity Interest in any Person, nor is Parent a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity.

d. At the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of common stock, par value $0.0001 per share, of which 100 are outstanding.

e. The outstanding Equity Interests of each of ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub consist of 100 limited liability company membership units. The authorized capital stock of TBII Merger Sub consist of 100 shares of common stock, par value $0.0001 per share, of which 100 are outstanding. All outstanding limited liability company membership units or shares of each Merger Sub are owned by Parent, have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of any Merger Sub), subscription right or any similar right under any provision of Delaware Law, rights of first refusal or similar rights, Organizational Documents of any Merger Sub or any contract to which any Merger Sub is a party or by which any Merger Sub is bound and are owned free and clear of any Liens other than those imposed applicable securities Laws. There are no options, warrants, equity securities, calls, rights, commitments or agreements to which any Merger Sub or any other Subsidiary of Parent is a party or by which any Merger Sub or any other Subsidiary of Parent is bound obligating Merger Sub or such Subsidiary to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional limited liability company interests or other Equity Interests of any Merger Sub or any other Subsidiary of Parent or any security or rights convertible into or exchangeable or exercisable for any such limited liability company interests or other Equity Interests of any Merger Sub or any other Subsidiary of Parent, or obligating any Merger Sub or any other Subsidiary of Parent to enter into any commitment or agreement containing such obligation. Except as described in this Section 4.5(e), there are no Equity Interests of Merger Subs, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Merger Sub. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of any Merger Sub or any other Subsidiary of Parent are issuable.

f. All of the outstanding securities of each Merger Sub are owned by Parent. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Equity Interests of any Merger Sub or any other Subsidiary of Parent. There are no outstanding contractual obligations of any Merger Sub or any other Subsidiary of Parent to repurchase, redeem or otherwise acquire any Equity Interests or securities of any Merger Sub or any other Subsidiary of Parent, nor has any Merger Sub or any other Subsidiary of Parent granted any registration rights to any Person with respect to any Equity Interests of any Merger Sub or any other Subsidiary of Parent.

g. No Merger Sub nor any other Subsidiary of Parent owns any capital stock, securities convertible into capital stock or any other Equity Interest in any Person, nor is any Merger Sub or any other Subsidiary of Parent a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no outstanding contractual obligations of any Merger Sub or any other Subsidiary of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6 SEC Filings and Thunder Bridge II Financials.

a. Thunder Bridge II, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Thunder Bridge II with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Thunder Bridge II has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Thunder Bridge II’s annual reports on Form 10-K for each fiscal year of Thunder Bridge II beginning with the first year Thunder Bridge II was required to file such a form, (ii) Thunder Bridge II’s quarterly reports on Form 10-Q for each fiscal quarter that Thunder Bridge II filed such reports to disclose its quarterly financial results in each of the fiscal years of Thunder Bridge II referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Thunder Bridge II with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Thunder Bridge II Public Units, Thunder Bridge II Class A Shares and Thunder Bridge II Public Warrants are listed on Nasdaq, (B) Thunder Bridge II has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Thunder Bridge II securities, (C) there are no Actions pending or, to the Knowledge of Thunder Bridge II, threatened against Thunder Bridge II by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Thunder Bridge II Securities on Nasdaq, (D) such Thunder Bridge II Securities are in compliance with all of the applicable corporate governance rules of Nasdaq and (E) there is no Action pending or, to Thunder Bridge II’s Knowledge, threatened in writing against Thunder Bridge II by the SEC with respect to the deregistration of Thunder Bridge II securities under the Exchange Act and Thunder Bridge II has taken no action in an attempt to terminate the registration of Thunder Bridge II securities under the Exchange Act.

b. The financial statements and notes of Thunder Bridge II contained or incorporated by reference in the SEC Reports (the “Thunder Bridge II Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Thunder Bridge II at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

c. Except as and to the extent reflected or reserved against in the Thunder Bridge II Financials, Thunder Bridge II has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Thunder Bridge II Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Thunder Bridge II’s formation in the ordinary course of business.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7 of Thunder Bridge II Disclosure Schedules, Thunder Bridge II has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Acquired Companies and the negotiation and execution of this Agreement) and related activities and (b) since September 30, 2020, not been subject to a Material Adverse Effect on Thunder Bridge II.

4.8 Compliance with Laws. Thunder Bridge II is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect on Thunder Bridge II, and Thunder Bridge II has not received written notice alleging any violation of applicable Law in any material respect by Thunder Bridge II.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Thunder Bridge II, threatened material Action to which Thunder Bridge II is subject which would reasonably be expected to have a Material Adverse Effect on Thunder Bridge II. There is no material Action that Thunder Bridge II has pending against any other Person. Thunder Bridge II is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. As of the date hereof, there are no Actions (at Law or in equity) or investigations pending or, to the Knowledge of Thunder Bridge II, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions contemplated by this Agreement. Thunder Bridge II holds all material permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such consent or for such consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Thunder Bridge II.

4.10 Taxes and Returns.

a. Thunder Bridge II has timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Thunder Bridge II Financials have been established in accordance with GAAP. Thunder Bridge II has complied with all applicable Laws relating to Tax.

b. There is no Action currently pending or, to the Knowledge of Thunder Bridge II, threatened against Thunder Bridge II by a Governmental Authority in a jurisdiction where Thunder Bridge II does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

c. Thunder Bridge II is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of Thunder Bridge II, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Thunder Bridge II in respect of any Tax, and Thunder Bridge II has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Thunder Bridge II Financials have been established).

d. There are no Liens with respect to any Taxes upon any of Thunder Bridge II’s assets, other than Permitted Liens.

e. Thunder Bridge II has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

f. Thunder Bridge II has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Thunder Bridge II for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

g. Thunder Bridge II has not (i) made any change in accounting method (except as required by a change in Law), (ii) received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing, (iii) made, revoked, or amended any Tax election, (iv) filed any amended Tax Returns or claim for refund or (v) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund, in each case that would reasonably be expected to result in Parent or Thunder Bridge II being required to include a material amount in income for Tax purposes in a taxable period (or portion thereof) beginning after the Closing Date.

h. Thunder Bridge II has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

i. Thunder Bridge II does not have any Liability or potential Liability for the Taxes of another Person that are not adequately reflected in Thunder Bridge II Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Thunder Bridge II is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Thunder Bridge II with respect to any period following the Closing Date.

j. Thunder Bridge II has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

k. Thunder Bridge II: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Thunder Bridge II is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not nor has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Thunder Bridge II is or was the common parent corporation.

l. Thunder Bridge II is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as an exchange within the meaning of Section 351 of the Code.

m. Thunder Bridge II has not engaged in a trade or business, has not had a permanent establishment (within the meaning of an applicable Tax treaty), and has not otherwise become subject to Tax jurisdiction in a country other than the United States.

4.11 Employees and Employee Benefit Plans. Other than any officers as described in the SEC Reports and consultants and advisors in the ordinary course of business, Parent, Thunder Bridge II and each of the Merger Subs have never employed any employees or retained any contractors.

a. Other than reimbursement of any out-of-pocket expenses incurred by Thunder Bridge II’s officers and directors in connection with activities on Thunder Bridge II’s behalf in an aggregate amount not in excess of the amount of cash held by Thunder Bridge II outside of the Trust Account, neither Thunder Bridge II nor any Merger Sub has any unsatisfied material Liability with respect to any officer or director.

b. Thunder Bridge II does not (maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. Thunder Bridge II does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Thunder Bridge II does not own or lease any material real property or material Personal Property.

4.13 Material Contracts.

a. Except as set forth on Schedule 4.13(a) of Thunder Bridge II Disclosure Schedules, other than confidentiality and non-disclosure agreements, this Agreement and the Transaction Documents (and after the date hereof, the Additional Equity Financing documents entered into in accordance with the terms of Section 5.16), there are no Contracts to which Thunder Bridge II is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Thunder Bridge II on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Thunder Bridge II as its business is currently conducted, any acquisition of material property by Thunder Bridge II, or restricts in any material respect the ability of Thunder Bridge II to engage in business as currently conducted by it or compete with any other Person (each, a “Thunder Bridge II Material Contract”). All Thunder Bridge II Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

b. With respect to each Thunder Bridge II Material Contract: (i) Thunder Bridge II Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Thunder Bridge II Material Contract is legal, valid, binding and enforceable in all material respects against Thunder Bridge II and, to the Knowledge of Thunder Bridge II, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Thunder Bridge II is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Thunder Bridge II, or permit termination or acceleration by the other party, under such Thunder Bridge II Material Contract; and (iv) no other party to any Thunder Bridge II Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Thunder Bridge II under any Thunder Bridge II Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 of Thunder Bridge II Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Thunder Bridge II and any (a) present or former director, officer or employee or Affiliate of Thunder Bridge II, or any immediate family member of any of the foregoing, or (b) record or Beneficial Owner of more than five percent (5%) of Thunder Bridge II’s outstanding capital stock as of the date hereof.

4.15 Parent and Merger Sub Activities. Since their respective formation, each of Parent and each Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Parent’s ownership in Merger Subs) and has no assets or Liabilities except those incurred in connection with this Agreement and the Transaction Documents to which it is a party and the Transactions, and, other than this Agreement and the Transaction Documents to which it is a party, each of Parent and each Merger Sub is not party to or bound by any Contract.

4.16 Investment Company Act. Thunder Bridge II is not as of the date of this Agreement, nor upon the Closing will be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.17 Finders and Brokers. Except as set forth on Schedule 4.17 of Thunder Bridge II Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Thunder Bridge II or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Thunder Bridge II.

4.18 Ownership of Stockholder Merger Consideration. All shares of Parent Common Stock to be issued and delivered to the Company Equity Holders as Merger Consideration in accordance with ARTICLE 2 shall be, upon issuance and delivery of such Parent Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Equity Holder, and the issuance and sale of such Parent Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19 Certain Business Practices.

a. Neither Thunder Bridge II, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) since the formation of Thunder Bridge II, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Thunder Bridge II or assist it in connection with any actual or proposed transaction.

b. The operations of Thunder Bridge II are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Thunder Bridge II with respect to any of the foregoing is pending or, to the Knowledge of Thunder Bridge II, threatened.

c. None of Thunder Bridge II or any of its directors or officers, or, to the Knowledge of Thunder Bridge II, any other Representative acting on behalf of Thunder Bridge II is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Thunder Bridge II has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.20 Insurance. Except for directors’ and officers’ liability insurance, Thunder Bridge II does not maintain any insurance policies.

4.21 No Other Thunder Bridge II, Parent or Merger Sub Representations or Warranties. Except for the specific representations and warranties expressly set forth in this ARTICLE 4 (as qualified by Thunder Bridge II Disclosure Schedules) or expressly set forth in any Transaction Document, none of Parent, Thunder Bridge II, Merger Subs nor any of their respective Representatives makes any other representation or warranty, either written or oral, express or implied, with respect to Parent, Thunder Bridge II, Merger Subs, or any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and each of Parent, Thunder Bridge II and Merger Subs disclaims any other representations or warranties, whether made by such party or any of its Representatives. Except for the specific representations and warranties contained in this ARTICLE 4 (as qualified by Thunder Bridge II Disclosure Schedules) or expressly set forth in any Transaction Documents, each of Parent, Thunder Bridge II and Merger Subs hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company by any Representative of Parent or Thunder Bridge II). Neither Parent, Thunder Bridge II nor any Merger Sub makes any representations or warranties to the Company regarding (a) merchantability or fitness for any particular purpose or (b) the future success or profitability of Parent, Thunder Bridge II or any Merger Sub. Notwithstanding the foregoing, nothing contained in this Agreement shall operate as a waiver of a Fraud Claim.

4.22 Information Supplied. None of the information supplied or to be supplied by Thunder Bridge II expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Thunder Bridge II’s stockholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Thunder Bridge II or that is included in the SEC Reports).

4.23 Trust Account. As of November 30, 2020, Thunder Bridge II had $349,580,168.42 in the trust account established by Thunder Bridge II for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer and Trust Company (“Continental”) pursuant to the Investment Management Trust Agreement, dated as of August 8, 2019 between Thunder Bridge II and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Thunder Bridge II has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Thunder Bridge II or by Continental. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Thunder Bridge II Class A Shares in accordance with the provisions of the Thunder Bridge II Organizational Documents.

4.24 Letter Agreement. The Letter Agreement, pursuant to which the Sponsor and the individuals party to the Letter Agreement, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), agreed that if Thunder Bridge II solicits approval of its stockholders of an initial Business Combination the Sponsor and each Insider will vote all Thunder Bridge II Class B Shares beneficially owned by such Insider whether acquired before, in or after the IPO, in favor of such Business Combination, is in full force and effect.

4.25 Board Approval. Thunder Bridge II’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Thunder Bridge II, and (c) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Organizational Documents.

ARTICLE 5
PRE-CLOSING COVENANTS

5.1 Conduct of Business of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedules, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to in writing by Parent or Thunder Bridge II (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 hereof (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Acquired Companies and their respective businesses, assets and employees, and (iii) use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, customers, vendors, licensors, Governmental Authorities, creditors and others having business relations with such Person.

Except as set forth in Section 5.1 of the Company Disclosure Schedules, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by Parent or Thunder Bridge II (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:

a. change or amend any of the Organizational Documents of the Acquired Companies, or authorize or propose the same;

b. authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in the ordinary course of business;

c. declare or pay any distribution (other than regular tax distributions or distributions made by wholly-owned Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries) in respect of its limited liability company interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities or purchase, redeem or otherwise acquire or retire for value any of its securities;

d. incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 in the aggregate;

e. make a loan or advance to or investment in any third party (other than (i) loans or advances to or investments in the Company or any wholly-owned Subsidiary thereof or (ii) in the ordinary course of business);

f. make or agree to make any capital expenditures other than in the ordinary course of business;

g. increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

h. sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of the Acquired Companies (excluding non-exclusive licenses of Company IP to Acquired Company customers in the ordinary course of business consistent with past practice and as among or between Acquired Companies);

i. acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of Business Combination) any non-natural Person or business or initiate the start-up of any new business, business line, non-wholly-owned Subsidiary or joint venture or otherwise acquire any securities or material assets in excess of consideration of $500,000 in the aggregate;

j. merge or consolidate, or agree to merge or consolidate with or into any other person;

k. enter into any Material Contract or amend, modify, terminate or waive any material right under any Material Contract or any Material Permit, other than in the ordinary course of business;

l. commence a lawsuit or settle, compromise, release or waive its rights under any claim or litigation, other than for (i) routine collection and settlement matters (ii) in connection with ordinary course commercial matters or (iii) where the amount in controversy is less than $500,000;

m. enter into, amend or terminate (other than terminations in accordance with their terms) any Contract or transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice), or waive any material right in connection therewith;

n. adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

o. revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

p. make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except as required by applicable Law or in compliance with GAAP;

q. close or materially reduce its activities, or effect a material reduction in force of the personnel

r. fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage (in the aggregate) with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

s. accelerate the collection of any trade receivables or delay the payment of trade payables or any other liability other than in the ordinary course of business consistent with past practice; or

t. authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.1.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to Parent or Thunder Bridge II, directly or indirectly, the right to control or direct the ordinary course operations of any Acquired Company prior to the Closing.

5.2 Conduct of Business of Thunder Bridge II. Except as set forth in Section 5.2 of Thunder Bridge II Disclosure Schedules, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Thunder Bridge II shall, and shall cause Parent and the Merger Subs to, (i) conduct their respective businesses in all material respects in the ordinary course of business, (ii) conduct their respective businesses in compliance with applicable Law, and (iii) use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, Governmental Authorities, creditors and others having business relations with such Person.

Except as set forth in Section 5.2 of Thunder Bridge II Disclosure Schedules, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Thunder Bridge II shall not and shall cause Parent and its Merger Subs not to:

a. amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

b. authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (other than in connection with the Additional Equity Financing);

c. split, combine, recapitalize or reclassify any of its shares or other Equity Interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other Equity Interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

d. incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.2(d) shall not prevent Thunder Bridge II from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including the Additional Equity Financing and the costs and expenses necessary for an extension of the time period in which to consummate a Business Combination (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $500,000);

e. make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

f. amend, waive or otherwise change the Trust Agreement in any manner adverse to the stockholders of Thunder Bridge II;

g. terminate, waive or assign any material right under any Thunder Bridge II Material Contract;

h. fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

i. establish any Subsidiary or enter into any new line of business;

j. fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

k. revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Thunder Bridge II’s outside auditors;

l. waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Thunder Bridge II or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Thunder Bridge II Financials;

m. acquire, including by merger, consolidation, acquisition of Equity Interests or assets, or any other form of Business Combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

n. make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Extension Expenses);

o. adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

p. voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Extension Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2 during the Interim Period;

q. sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

r. enter into any agreement, understanding or arrangement with respect to the voting of Thunder Bridge II Securities (other than as contemplated by this Agreement);

s. take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Governmental Authority to be obtained in connection with this Agreement; or

t. authorize or agree to do any of the foregoing actions.

5.3 Information.

a. During the Interim Period, the Company shall give, and shall cause its Representatives to give, Thunder Bridge II and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, Books and Records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Acquired Companies, as Thunder Bridge II or its Representatives may reasonably request regarding the Acquired Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Thunder Bridge II and its Representatives in their investigation; provided, however, that Thunder Bridge II and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Acquired Companies.

b. During the Interim Period, Thunder Bridge II shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, Books and Records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Thunder Bridge II or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Thunder Bridge II, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Thunder Bridge II’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Thunder Bridge II or any of its Subsidiaries.

c. Thunder Bridge II acknowledges and agrees that the Confidentiality Agreement, except as modified by Section 9.2 hereof, remains in full force and effect and that information provided by any Acquired Company, any Company Equity Holder or any Company Equity Holder’s Affiliates to Thunder Bridge II pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement, except as modified by Section 9.2 hereof, shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

5.4 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in ARTICLE 7 not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.5 Cause Conditions to be Satisfied. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

5.6 Governmental Consents and Filing of Notices.

a. As soon as reasonably practicable, but in any event within thirty (30) calendar days following the date of this Agreement, Thunder Bridge II and the Company shall make all necessary filings and submissions under the HSR Act. Thunder Bridge II and the Company shall make all other filings required by the antitrust or Competition Laws of any other jurisdiction as soon as reasonably practicable after the date of this Agreement. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act or to the applicable Law of any other jurisdiction by Thunder Bridge II or the Company in connection with the Transactions, (ii) the Parties shall use reasonable best efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall, at the earliest practicable date, (A) comply with any formal or informal request for additional information or documentary material from Governmental Authorities, and (B) cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the Transactions. The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act. Each Party shall promptly notify the other Parties hereto of any written communication made to or received by either Thunder Bridge II and/or the Company, as the case may be, from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

b. Thunder Bridge II shall be responsible for all filing fees incurred under the antitrust or Competition Laws of any jurisdiction in connection with the Transactions, and each Party shall pay its own costs with respect to its preparation of such filings.

c. Each Party shall, and shall cause its Affiliates to, cooperate in good faith with each Governmental Authority and take promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to an Order or other agreement providing for (A) the licensing or other limitations or restrictions on, particular assets, or categories of assets of the Company or Thunder Bridge II or (B) the amendment or assignment of existing relationships and contractual rights and obligations of the Company or Thunder Bridge II and (ii) promptly effecting the licensing or holding separate of assets or lines of business or the amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummating of the Transactions on or prior to the Termination Date. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all reasonable respects with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

5.7 Paying and Exchange Agent Agreement. At the Closing, each of Parent, Thunder Bridge II, the Company and the Company Securityholder Representative shall duly execute and deliver to the other, and shall use their reasonable best efforts to cause the Paying and Exchange Agent to duly execute and deliver to Parent, Thunder Bridge II, the Company and the Company Securityholder Representative, the Paying and Exchange Agent Agreement.

5.8 [Reserved].

5.9 Termination of Affiliate Contracts

. In connection with the Closing, (a) the Company shall take such actions as may be necessary to terminate any Contracts set forth in Section 5.9(a) of the Company Disclosure Schedules with no further obligations of the Company or its Affiliates from and after the Closing except (i) to the extent set forth in Section 5.9(a) of the Company Disclosure Schedules and (ii) for those certain provisions of, and obligations and liabilities under, such Contracts that expressly survive such termination by their terms, and (b) Thunder Bridge II shall take all such actions as may be necessary to terminate any Contracts set forth in Section 5.9(b) of Thunder Bridge II Disclosure Schedule except (i) to the extent set forth in Section 5.9(b) of Thunder Bridge II Disclosure Schedules and (ii) for those certain provisions of, and obligations and liabilities under, such Contracts that expressly survive such termination by their terms.

5.10 Registration Statement; Thunder Bridge II Equity Holder Meeting.

a. As promptly as reasonably practicable after the date of this Agreement, Thunder Bridge II shall, with the assistance, cooperation and reasonable best efforts of the Company, prepare and file a Registration Statement on Form S-4 with the SEC (as such filing is amended or supplemented, and including the Proxy Statement (as defined below) contained therein, the “Registration Statement”), and with all other applicable regulatory bodies, for the purpose of registering the Surviving Pubco Class A Shares and Surviving Pubco Public Warrants to be issued or issuable in the Transactions, including the Surviving Pubco Class A Shares issuable upon exercise of the Surviving Pubco Public Warrants in accordance with their terms, which Registration Statement shall also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of (i) providing the Public Stockholders with the opportunity to redeem their shares of Thunder Bridge II Class A Shares as contemplated by Thunder Bridge II’s Organizational Documents, the SEC Reports and the Trust Agreement (the “Redemption”) and (ii) soliciting proxies from the Thunder Bridge II Equity Holders to obtain Thunder Bridge II Equity Holder’s Approval, at a meeting of the Thunder Bridge II Equity Holders to be called and held for such purpose (the “Thunder Bridge II Equity Holder Meeting”), in favor of (A) the adoption and approval of this Agreement and the Transactions contemplated hereby, (B) the adoption and approval of each Transaction Document, (C) the issuance of shares in connection with the Additional Equity Financing, the Surviving Pubco Class V Shares and the Merger Consideration in connection with the Mergers, and Surviving Company Membership Units exchangeable for Surviving Pubco Class A Shares in connection with the Exchange Agreement, (D) the Domestication, including related amendment to the Thunder Bridge II charter documents, (E) the adoption and approval of the new omnibus equity incentive plan for the Surviving Pubco, in form and substance reasonably acceptable to Thunder Bridge II and the Company (the “Equity Incentive Plan”); (F) the appointment, and designation of classes, of the members of the Post-Closing Surviving Pubco Board, in accordance with Section 5.14(a) hereof, (G) any other matters necessary or advisable to effect the consummation of the Transactions (clauses (A) through (G) of this Section 5.10(a), collectively, the “Voting Matters”), and (H) the adjournment of Thunder Bridge II Equity Holder Meeting in accordance with Section 5.10(f).

b. Thunder Bridge II shall comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, the Securities Act and the Exchange Act, all applicable Laws of the Cayman Islands and the State of Delaware, Thunder Bridge II’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement, the holding of the Thunder Bridge II Equity Holder Meeting and the Redemption. Without limiting the foregoing, Thunder Bridge II shall ensure that each of the Registration Statement, as of the Closing Date, and the Proxy Statement, as of the date on which it is first distributed to Thunder Bridge II Equity Holder, and as of the date of the Thunder Bridge II Equity Holder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Thunder Bridge II or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Thunder Bridge II Equity Holders, an amendment or supplement to the Registration Statement. If at any time prior to the effectiveness of the Registration Statement, a change in the information relating to the Company or any other information furnished by Thunder Bridge II for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Thunder Bridge II or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Thunder Bridge II Equity Holders. In connection therewith, Thunder Bridge II and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Thunder Bridge II as relevant if required to achieve the foregoing.

c. Thunder Bridge II (i) shall permit the Company and its counsel to review and comment on the Registration Statement and any exhibits, amendments or supplements thereto (or other related documents), (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith and (iii) shall not file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Thunder Bridge II shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Thunder Bridge II or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Thunder Bridge II shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Thunder Bridge II will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement or any amendment or supplement thereto has been filed with the SEC, and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

d. Thunder Bridge II, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective as promptly as reasonably practicable. As soon as reasonably practicable following the declaration of effectiveness of the Registration Statement, Thunder Bridge II shall distribute the Proxy Statement and the proxy card to the Thunder Bridge II Equity Holders, and pursuant thereto, shall (i) call Thunder Bridge II Equity Holder Meeting in accordance with applicable Law and Thunder Bridge II’s Organizational Documents on a date as soon as reasonably practicable following the effectiveness of the Registration Statement, and (ii) use its reasonable best efforts to solicit proxies from the Thunder Bridge II Equity Holders to vote in favor of the adoption of this Agreement and the other Voting Matters (including by enforcing the Letter Agreement). Thunder Bridge II shall appoint an inspector of elections in connection with Thunder Bridge II Equity Holder Meeting, and cause such inspector of elections to deliver or caused to be delivered an affidavit or certificate verifying the vote of such Thunder Bridge II Equity Holder Meeting to the Trustee in accordance with the terms of the Trust Agreement. The Proxy Statement shall provide the Public Stockholders with the opportunity to redeem all or a portion of their Thunder Bridge II Class A Shares, up to that number of shares of Thunder Bridge II Class A Shares that would permit Thunder Bridge II to maintain net tangible assets of at least $5,000,001 at a price per share equal to the $10.00, all in accordance with and as required by Thunder Bridge II’s Organizational Documents, applicable Law and any applicable rules and regulations of the SEC. In accordance with Thunder Bridge II’s Organizational Documents, the proceeds held in the Trust Account will be used for the Redemption of the Thunder Bridge II Class A Shares held by the Public Stockholders who have elected to redeem such shares.

e. Thunder Bridge II, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the Thunder Bridge II Equity Holders vote in favor of the Voting Matters and shall otherwise use its reasonable best efforts to obtain the Thunder Bridge II Equity Holders’ Approval. Neither Thunder Bridge II’s board of directors nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), Thunder Bridge II board of directors’ recommendation that the Thunder Bridge II Equity Holders vote in favor of the adoption of the Voting Matters.

f. Thunder Bridge II shall be entitled to postpone or adjourn Thunder Bridge II Equity Holder Meeting (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of Thunder Bridge II has determined in good faith is required by applicable Law is disclosed to the Thunder Bridge II Equity Holders and for such supplement or amendment to be promptly disseminated to the Thunder Bridge II Equity Holders prior to Thunder Bridge II Equity Holder Meeting, (ii) if, as of the time for which the Thunder Bridge II Equity Holder Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Thunder Bridge II Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Thunder Bridge II Equity Holder Meeting, or (iii) if, as of the time for which the Thunder Bridge Equity Holder Meeting is originally scheduled, Thunder Bridge II has not yet received approval of the initial listing application by Nasdaq; provided, however, that in no event shall Thunder Bridge II postpone or adjourn Thunder Bridge II Equity Holder Meeting beyond the date that is ten (10) Business Days prior to the Termination Date without the prior written consent of the Company; and, provided, further, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Thunder Bridge II Equity Holder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

5.11 Disclosure Information.

a. During the Interim Period, in connection with the preparation of the Registration Statement, Announcement 8-K, the Completion 8-K, the Signing Press Release, the Closing Press Release or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of Thunder Bridge II, Merger Subs or the Company to any Governmental Authority in connection with the Transactions (each, a “Reviewable Document”), Thunder Bridge II and the Company shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, managers, officers and shareholders (including the directors of Thunder Bridge II and the Company to be elected to the Post-Closing Surviving Pubco Board pursuant to Section 5.14 hereof), assets, Liabilities, condition (financial or otherwise), business, operations and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

b. Whenever any event occurs that would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Thunder Bridge II or the Company, as the case may be, shall promptly inform the other party of such occurrence and shall furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

5.12 Securities Listing

. Thunder Bridge II shall use its reasonable best efforts to (i) have Thunder Bridge II’s initial listing application with Nasdaq in connection with the Transactions contemplated by this Agreement to have been approved, (ii) all applicable Nasdaq continuing listing requirements of Thunder Bridge II to be satisfied, and (iii) cause the Surviving Pubco Class A Shares (including the Surviving Pubco Class A Shares to be issued in connection with the Transaction and the Surviving Pubco Class A Shares issuable upon exchange of Surviving Company Membership Units in accordance with the Exchange Agreement) to be approved for listing on Nasdaq as of the Closing.

5.13 No Solicitation.

a. For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or any material part of the business or assets of the Acquired Companies or (y) any material portion of the shares or other Equity Interests or profits of the Acquired Companies, in any case, whether such transaction takes the form of a sale of shares or other Equity Interests, assets, merger, consolidation, issuance of debt securities, joint venture or partnership, or otherwise and (B) with respect to Thunder Bridge II and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination.

b. During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Thunder Bridge II, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

c. Each Party shall notify the others as reasonably promptly as practicable (and in any event within forty-eight (48) hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal.

5.14 Post-Closing Board of Directors and Executive Officers.

a. The Parties shall take all necessary action, including causing the directors of Thunder Bridge II to resign, so that effective as of the Closing, the Surviving Pubco’s board of directors (the “Post-Closing Surviving Pubco Board”) will consist of nine (9) individuals, as set forth below (such persons and any replacements as are appointed or created as a result of the application of the provisions of this Section 5.14, collectively, the “Post-Closing Directors”): five individuals selected by the Company, three selected by Thunder Bridge II and one mutually agreed upon by the Company and Thunder Bridge II. If, prior to the Closing, any of the foregoing individuals becomes unable or unwilling to serve as a Post-Closing Director (such individual, a “Withdrawing Director”), (i) if such Withdrawing Director was selected by Thunder Bridge II, Thunder Bridge II shall designate a replacement to serve as a Post-Closing Director in such Withdrawing Director’s stead; (ii) if such Withdrawing Director was selected by the Company, Company Securityholder Representative shall designate a replacement to serve as a Post-Closing Director in such Withdrawing Director’s stead; and (iii) if such Withdrawing Director was mutually selected by the Company and Thunder Bridge II, Thunder Bridge II and Company Securityholder Representative shall designate a replacement to serve as a Post-Closing Director in such Withdrawing Director’s stead, which replacement will be mutually agreeable to Thunder Bridge II and Company Securityholder Representative. At least a majority of the Post-Closing Surviving Pubco Board shall consist of “independent” directors for the purposes of the Nasdaq listing rules and regulations. In the event a Withdrawing Director was (or was expected to be) (A) an “independent” director for purposes of the Nasdaq listing rules or (B) a qualified member of the audit committee of the Post-Closing Surviving Pubco Board, any Person designated to replace such Withdrawing Director must also be an “independent” director or qualified to serve on the audit committee, as applicable. In accordance with the Organizational Documents of the Surviving Pubco as in effect as of the Closing, the Parties acknowledge and agree that the Post-Closing Surviving Pubco Board will be a classified board with three classes of directors.

b. The Parties shall take all action necessary, including causing the executive officers of Thunder Bridge II to resign, so that the individuals serving as executive officers of the Surviving Pubco immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

c. The Parties hereby acknowledge and agree that after the Closing, the Disinterested Director Majority is authorized and shall have the sole right to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of the Surviving Pubco under this Agreement and to enforce the Surviving Pubco’s rights and remedies under this Agreement, in each case with respect to (i) any adjustments under Section 2.5, (ii) Fraud Claims against the Company Equity Holders, and (iii) any amendments or waivers under Section 11.10. Nothing in this Section 5.14 shall restrict the right or authorization of the Post-Closing Surviving Pubco Board (including, without limitation, any directors that are executive officers of Surviving Pubco) to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of the Surviving Pubco under this Agreement and to enforce of the Surviving Pubco’s rights and remedies under this Agreement, in each case other than with respect to the matters set forth in clauses (i) or (ii) of the preceding sentence.

5.15 [Intentionally Omitted].

5.16 Additional Equity Financing.

a. During the Interim Period, Thunder Bridge II shall enter into and consummate subscription agreements with investors relating to a private equity investment in Surviving Pubco to purchase shares of Surviving Pubco in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms and conditions approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed) (any such agreements entered into in accordance with the terms of this Section 5.16, an “Additional Equity Financing”);

b. Thunder Bridge II and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Additional Equity Financing (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Thunder Bridge II, and the preparation of materials in connection therewith).

c. Thunder Bridge II shall keep the Company reasonably informed of the status of any and all discussions pertaining to Additional Equity Financing, and shall provide the Company with true, correct and complete copies of any subscription agreements or other agreements relating thereto no later than forty-eight (48) hours following the execution thereof. Thunder Bridge II shall not, without the prior written consent of the Company, agree to or permit (i) any termination, repudiation, rescission, cancellation, expiration of or amendment, restatement, replacement, supplement or modification to be made to, or grant any waiver of any provision under, any agreements entered into in connection with the Additional Equity Financing, (ii) any waiver of any provision or remedy under any agreements entered into in connection with the Additional Equity Financing or (iii) the early termination of any agreements entered into in connection with the Additional Equity Financing. Trust Account Proceeds.

5.17 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Thunder Bridge II from the Additional Equity Financing shall first be used to pay (i) Thunder Bridge II’s accrued Expenses, (ii) Thunder Bridge II’s deferred Expenses (including cash amounts payable to the IPO underwriter and any legal fees) of the IPO, (iii) any loans owed by Thunder Bridge II to Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Thunder Bridge II or Extension Expenses and (iv) any other Liabilities of Thunder Bridge II as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of Thunder Bridge II’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Thunder Bridge II and the Surviving Pubco.

5.18 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective other Representatives is aware or, upon receipt of any material nonpublic information of Thunder Bridge II, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information concerning Thunder Bridge II, it shall not purchase or sell any securities of Thunder Bridge II (to the extent such purchase or sale would violate applicable Law).

5.19 Domestication. Prior to the Effective Time, (a) Thunder Bridge II shall attend to and effect all filings, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Law to effect the Domestication, (b) Thunder Bridge II shall duly execute and file a certificate of corporate domestication with the Office of the Secretary of State of the State of Delaware, (c) Thunder Bridge II shall duly execute and file a certificate of incorporation with the Secretary of State of the State of Delaware identical to the certificate of incorporation attached hereto as Exhibit M (the “Thunder Bridge II Charter”), which shall be the certificate of incorporation of the Thunder Bridge II until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation, (d) the Thunder Bridge II shall adopt bylaws identical to the bylaws attached hereto as Exhibit N (the “Thunder Bridge II Bylaws”), which shall be the bylaws of the Thunder Bridge II until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Thunder Bridge II and as provided in such bylaws, and (e) Thunder Bridge II shall take any other action reasonably necessary to consummate the Domestication in accordance with the applicable provisions of the DGCL and the Companies Law, in each case such that the Domestication shall become effective at or prior to the Effective Time, including any necessary amendments to the Trust Agreement such that Surviving Pubco shall assume the obligations of Thunder Bridge II under the Trust Agreement and the Trust Agreement shall remain in effect after the Domestication.

5.20 Equity Incentive Plan. Prior to the Closing Date, Thunder Bridge II shall adopt the Equity Incentive Plan, with such changes or modifications thereto as the Company and Thunder Bridge II may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company Thunder Bridge II, as applicable), effective as of one day prior to the Closing Date. The Equity Incentive Plan shall have a number of shares equal to seven percent (7%) of the Surviving Pubco’s outstanding common stock after giving effect to the Transactions contemplated under this Agreement available for issuance as determined by the Board of Directors of the Company (subject to the reasonable consent of Thunder Bridge II), provided that for the avoidance of doubt any Surviving Pubco Class A Shares issuable pursuant to any Phantom Award Agreement shall reduce the Reserve Consideration and not the Equity Incentive Plan.

5.21 Obligations of Parent and Merger Sub. Thunder Bridge II shall take all actions necessary to cause each of Parent and each Merger Sub to perform their respective obligations under this Agreement and to consummate the Transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

5.22 Lock-Up Agreement. Prior to the Closing, the Company shall cause each equity holder of each ADK Blocker, each ADK Legacy Owner and each ADK Contributing Service Provider (the “Lock-up Signatories”) to enter into an agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration shall be subject to a lock-up for a period of six months from the Closing Date (the “Lock-up Agreement”) in substantially the form attached hereto as Exhibit O.

5.23 Additional Financial Information. On or before December 31, 2020, the Company shall provide Parent with the Company’s audited consolidated financial statements of the Acquired Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2018, and the related consolidated audited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) the Company’s reviewed Interim Balance Sheet as of the Interim Balance Sheet Date and the related consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then-ended.

ARTICLE 6
COVENANTS

6.1 Maintenance of Books and Records. After the Closing Date, Thunder Bridge II and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Acquired Companies in existence on the Closing Date and make the same available for inspection and copying by Sponsor during normal business hours of the Acquired Companies, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Thunder Bridge II or its Subsidiaries (including any Acquired Company) without first advising Sponsor in writing and giving Sponsor a reasonable opportunity to obtain possession thereof.

6.2 Tax Matters.

a. Intended Tax Treatment; Purchase Price Allocation. The Parties intend that the Mergers contemplated hereby shall constitute a contribution of property to Parent in exchange for stock of Parent within the meaning of Section 351 of the Code for U.S. federal income tax purposes (the “Intended Tax Treatment”). The Company Securityholder Representative shall prepare and deliver to the Surviving Pubco, within ninety (90) days following the determination of the Final Closing Adjustment in accordance with Section 2.5 of this Agreement, an allocation of the Merger Consideration and any other amounts treated as consideration for U.S. federal income tax purposes among the Company’s assets in accordance with Section 2.2(b) of this Agreement and Section 1060 (and Section 751 and 755, if applicable) of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). The Surviving Pubco shall have thirty (30) days from the receipt of the Allocation to review and comment on the Allocation and the Surviving Pubco and the Company Securityholder Representative shall negotiate in good faith to resolve any disagreements; provided, that if the Surviving Pubco does not provide any comments in writing to the Company Securityholder Representative within such period, such Allocation as delivered by the Company Securityholder Representative shall become final. Any disputes under this Section 6.2 that cannot be resolved through good faith negotiation shall be referred to the Neutral Accountant, whose determination shall be final and binding upon the parties. The cost of the Neutral Accountant’s review and determination shall be borne by the Surviving Pubco and the Company Securityholder Representative in accordance with the principles of Section 2.5 of this Agreement. The Company Securityholder Representative and the Surviving Pubco shall report consistently with the Intended Tax Treatment and the Allocation on all Tax Returns, and no Party shall take any position in any Tax Return or with any Governmental Authority that is inconsistent with the Intended Tax Treatment or Allocation, as finally determined in accordance with this Section 6.2(a) in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

b. Tax Returns.

(i) The Surviving Pubco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns for the Acquired Companies required to be filed after the Closing. The Surviving Pubco shall make all payments required with respect to any such Tax Returns. With respect to any Tax Returns of the Acquired Companies that are due after the Closing that are of the type used to report the income, loss, gain, deduction and other Tax attributes from the operation of a partnership or other pass-through entity and that are of the type that could reflect items of income, loss, gain, deduction or other Tax attributes required to be included on a Tax Return of a Company Equity Holder (whether or not such items are actually reflected thereon) (a “Flow-Through Tax Item”), (w) such Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, (x) the Surviving Pubco shall submit such Tax Return to the Company Securityholder Representative no later than thirty (30) days prior to filing any such Tax Return for its review, (y) the Surviving Pubco shall make any changes to such Tax Returns reasonably requested by the Company Securityholder Representative to the extent such comments relate to Flow-Through Tax Items and (z) no such Tax Return shall be filed without the prior written consent of the Company Securityholder Representative. Notwithstanding the foregoing, the Company shall have in effect an election under Section 754 of the Code for the taxable period which includes the Closing Date.

(ii) The Surviving Pubco and the Company Equity Holders agree that in connection with the preparation and filing of Tax Returns of or with respect to the Acquired Companies, to the extent permitted by applicable Law, deductions and/or losses of or with respect to Company Indebtedness, Employee Payments and Transaction Expenses shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date.

(iii) Notwithstanding any other provision in this Agreement or the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) shall be borne by the Surviving Pubco, and paid when due. The Surviving Pubco shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company Equity Holders will join in the execution of any such Tax Returns and other documentation.

c. Allocation of Taxes. The portion of any Taxes for a taxable period beginning on or before and ending after the Closing Date allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Transfer Taxes, the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 6.2(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion. The parties agree that all items of income, gain, loss, deduction and credit allocable among the members of the Company for the taxable year that includes the Closing Date shall be allocated by taking into account the member’s varying interests during such taxable year in accordance with Section 706(d) of the Code using the “interim closing of the books” method.

d. Cooperation in Tax Matters. The Company Equity Holders and the Surviving Pubco shall cooperate reasonably in connection with the filing of Tax Returns of the Acquired Companies and any Tax Proceeding of any Acquired Company. Such cooperation shall include the provision of records and information with respect to any Acquired Company which are in the possession of any Company Equity Holder or the Surviving Pubco and are reasonably relevant to any such Tax Proceeding. Without limiting the foregoing, the Company Equity Holders will cooperate reasonably and use commercially reasonable efforts to have the now-current officers, directors and employees of any Acquired Company cooperate with the Surviving Pubco in furnishing information, evidence, testimony and other assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date. The Company Equity Holders agree to transfer to the Surviving Pubco on or as soon as practicable after the Closing Date (but in no event later than fifteen (15) Business Days after the Closing Date) all Books and Records of the Acquired Companies with respect to Tax matters pertinent to any Acquired Company that are in their possession or subject to their direct or indirect control.

e. Tax Proceedings. The Company Securityholder Representative shall have the right, at the expense of the Company Equity Holders, to control any Tax Proceeding, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes of the Company and its Subsidiaries for any taxable period ending on or before the Closing Date; provided, however, the Company Securityholder Representative shall inform the Surviving Pubco of the status of any such proceedings, shall provide the Surviving Pubco (at the Surviving Pubco’s cost and expense) with copies of any pleadings, correspondence and other documents as the Surviving Pubco may reasonably request and shall reasonably consult with the Surviving Pubco prior to the settlement of any such proceedings and shall obtain the prior written consent of the Surviving Pubco prior to the settlement of any such proceedings that could reasonably be expected to adversely affect the Surviving Pubco or an Acquired Company in any taxable period ending after the Closing Date, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that the Surviving Pubco, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceedings controlled by the Company Securityholder Representative. The Surviving Pubco shall have the right, at its own expense, to control any other Tax Proceeding, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to an Acquired Company; provided, that in the case of any such Tax Proceeding, claim for refund, contest, assessment, deficiency or other adjustment or proposed adjustment relating to Taxes of the Company or any of its Subsidiaries for a taxable period that includes but does not end on the Closing Date and which is not otherwise controlled by the Company Securityholder Representative in accordance with this Section 6.2(e), (A) the Surviving Pubco shall provide the Company Securityholder Representative written notice of such proceeding, and (B) the Surviving Pubco shall inform the Company Securityholder Representative of the status of any such proceedings, shall provide the Company Securityholder Representative (at the Company Securityholder Representative’s cost and expense) with copies of any pleadings, correspondence and other documents as the Company Securityholder Representative may reasonably request, and shall consult with the Company Securityholder Representative prior to the settlement of any such proceedings and shall obtain the prior written consent of the Company Securityholder Representative prior to the settlement of any such proceedings that could reasonably be expected to adversely affect the Company Securityholder Representative or the Company or any of its Subsidiaries in any taxable period (or portion thereof) ending on or before the Closing Date, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that the Company Securityholder Representative, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceeding controlled by the Surviving Pubco that relates to a taxable period that includes but does not end on the Closing Date.

f. Post-Closing Actions. Neither the Surviving Pubco nor any of its Affiliates (including, after the Closing, the Acquired Companies) shall, without the prior written consent of the Company Securityholder Representative, (i) make, change or revoke any Tax election affecting a taxable period (or portion thereof) ending on or before the Closing Date of any Acquired Company, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of the Acquired Companies relating to a taxable period (or portion thereof) ending on or before the Closing Date, (iii) file or request any ruling with respect to Taxes or Tax Returns of the Acquired Companies, or enter into any voluntary disclosure with any Governmental Authority regarding any Tax or Tax Returns of the Acquired Companies, in each case relating to a taxable period (or portion thereof) ending on or before the Closing Date or (iv) take any action that results in any increased Tax liability or reduction of any Tax asset of any Company Equity Holder in respect of a taxable period ending on or before the Closing Date.

g. Withholding Certificates. Prior to the Closing, each Company Equity Holder shall have delivered to Thunder Bridge II, to the extent applicable, either (i) a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code certifying that such Company Equity Holder is not a “foreign person” as defined in Section 1445 of the Code, (ii) a properly signed certification pursuant to Treasury Regulation section 1.1446(f)-2(b)(6) certifying that withholding is not required by reason of the operation of a non-recognition provision of the Code, or (iii) a properly signed certification pursuant to Treasury Regulation section 1.1446(f)-2(c)(4) regarding such Company Equity Holder’s maximum tax liability, as determined under Treasury Regulation section 1.1446(f)-2(c)(4)(ii).

(i) Prior to the Closing, each equity holder of each ADK Blocker shall have delivered to Thunder Bridge II a properly signed certification, dated as of the Closing Date, in the form and substance as prescribed by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), stating that such ADK Blocker is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(ii) Prior to the Closing, the Company shall have delivered to Thunder Bridge II a properly signed certification, dated as of the Closing Date, in the form and substance as prescribed by Treasury Regulation Section 1.1445-11T(d)(2), certifying that fifty percent or more of the value of the gross assets of the Company does not consist of United States real property interests, within the meaning of Section 897(c) of the Code, or that ninety percent or more of the value of the gross assets of the Company does not consist of United States real property interests, within the meaning of Section 897(c), plus cash or cash equivalents.

h. Tax Adjustments. The Parties agree to treat any amount paid in cash pursuant to Section 2.5 or this Section 6.2 as an adjustment to the Merger Consideration for federal Tax purposes, unless otherwise required by Law.

i. Disregarded Entity Status. Each of ADK Merger Sub and ADK Blocker Merger Sub shall be treated as an entity disregarded from Parent for U.S. federal income tax purposes. No party shall make an election to treat ADK Merger Sub or ADK Blocker Merger Sub as a corporation for U.S. federal income tax purposes.

6.3 Further Assurances.

From time to time after the Closing Date, upon reasonable request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the Transactions.

6.4 Indemnification, Exculpation and Insurance.

a. The Surviving Pubco, from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, shall cause (i) the Organizational Documents of Surviving Pubco and each Acquired Company and Acquiror Company to contain provisions no less favorable to the current or former directors, managers, officers or employees of such Surviving Pubco, Acquired Company or Acquiror Company (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of such Surviving Pubco, Acquired Company or Acquiror Company, as applicable, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

b. Prior to the Closing, the Company may obtain up to six (6) years of “tail” coverage with respect to the Acquired Companies’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the date hereof. Prior to the Closing, Thunder Bridge II may obtain up to six (6) years of “tail” coverage with respect to Thunder Bridge II’s, any Merger Sub’s or Acquiror Companies’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those in effect as of the date hereof and covering each D&O Indemnitee covered by such directors’ and officers’ liability insurance policies in effect as of the date hereof. The Surviving Pubco shall and shall cause the Surviving Company to maintain each such “tail” policy and not take any action to adversely modify or terminate any such “tail” policy during the applicable tail period thereof.

c. The provisions of this Section 6.4: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

d. In the event the Surviving Pubco, any Acquired Company, any Acquiror Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, the Surviving Pubco shall use commercially reasonable efforts to ensure that the successors and assigns of the Surviving Pubco or such Acquired Company or Acquiror Company, as the case may be, shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.4(d), all of the obligations set forth in this Section 6.4.

e. The obligations of the Surviving Pubco under this Section 6.4 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 6.4 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.4 applies shall be third party beneficiaries of this Section 6.4).

6.5 Employee Benefits.

a. During the period commencing at the Closing and ending on the first (1st) anniversary of the Closing Date, the Surviving Pubco shall, or shall cause the Surviving Company to, provide (i) each continuing employee of the Surviving Company or its Subsidiaries with a base salary or wage rate and an annual target bonus opportunity at least equal to the base salary or wage rate and annual target bonus opportunity in effect as of immediately prior to the Closing Date, and (ii) continuing employees other employee benefits that are substantially similar in the aggregate to those provided to employees of the Company and its Subsidiaries immediately prior to the Closing Date.

b. From and after the Closing, the Surviving Pubco shall, or shall cause the Surviving Company to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities under any Company Benefit Plan or Company Benefit Arrangement in accordance with the terms thereof.

c. For purposes of eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan) and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of the Surviving Pubco, the Surviving Company or any of their respective Subsidiaries in which employees are eligible to participate following the Closing (the “Surviving Pubco Plans”), the Surviving Pubco and the Surviving Company shall, to the extent permitted under such plans, credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan, except where such crediting would result in duplication of benefits. Surviving Pubco Plans shall not deny employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Company Benefit Plans immediately prior to the Closing and shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date, in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

d. The parties hereto acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of Thunder Bridge II and the Company and shall not create any right (i) in any other Person, including any employee, former employee or any participant or any beneficiary thereof in any Company Benefit Plan or Surviving Pubco Plan, or (ii) to continued employment with the Company, the Surviving Pubco or any of their respective Subsidiaries. After the Effective Time, nothing contained in this Section 6.5 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Surviving Company, the Surviving Pubco or any of their respective Subsidiaries, nor shall it interfere with the Surviving Pubco’s, the Surviving Company’s or any of their respective Subsidiaries’ right to amend, modify or terminate any Company Benefit Plan, Company Benefit Arrangement or Surviving Pubco Plan (subject to the foregoing provisions of this Section 6.5) or to terminate the employment of any employee of the Surviving Pubco, the Surviving Company or any of their respective Subsidiaries for any reason.

6.6 Form 8-K Filings. Thunder Bridge II and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Thunder Bridge II and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Thunder Bridge II shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Announcement 8-K”). Prior to Closing, Thunder Bridge II and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, Thunder Bridge II shall issue the Closing Press Release. Thunder Bridge II and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, Thunder Bridge II shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, the Surviving Pubco shall file the Completion 8-K with the SEC.

6.7 Surviving Pubco Charter. Without limiting any other provisions thereof referenced in this Agreement, the Organizational Documents of the Surviving Pubco shall provide for formula voting such that each holder of a Surviving Pubco Class V Share shall be entitled to a number of votes equal to the number of Surviving Company Membership Units held by such holder.

ARTICLE 7
CONDITIONS PRECEDENT

7.1 Conditions Precedent to Obligations of Thunder Bridge II, Merger Subs and the Company. The obligations of Thunder Bridge II, Merger Subs and the Company to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

a. No Injunctions or Restraints. No Law shall be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions.

b. Regulatory Approval. Any waiting period (and any extension thereof) under the HSR Act relating to the Transactions shall have expired or terminated.

c. Company Equity Holders’ Approval. The Company Equity Holders’ Approval shall have been obtained.

d. Thunder Bridge II Equity Holders’ Approval. The Thunder Bridge II Equity Holders’ Approval shall have been obtained.

e. Registration Statement Effectiveness. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

f. Net Tangible Assets. Upon the Closing, and after giving effect to the completion of the Redemption, Thunder Bridge II shall have net tangible assets of at least $5,000,001.

g. Contribution. Each ADK Contributing Service Provider shall have entered into a contribution and exchange agreement with ADK Service Provider Holdco pursuant to which each such ADK Contributing Service Provider shall have contributed to ADK Service Provider Holdco all of his or her Class B Units in exchange for units of ADK Service Provider Holdco.

7.2 Conditions Precedent to Obligations of Thunder Bridge II and Merger Subs. The obligations of Thunder Bridge II and the Merger Subs to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

a. Accuracy of Representations and Warranties. (i) The representations and warranties made by the Company set forth in Section 3.3(a) and Section 3.8(b) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing; (ii) the Company Fundamental Representations (in each case, without taking into account any Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (iii) the representations and warranties (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.3(a) and Section 3.8(b)) made by the Company (in each case, without taking into account any Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and the Surviving Pubco shall have received a certificate signed by an officer of the Company, dated as of the Closing, to such effect.

b. Compliance with Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by the Company prior to the Closing; and Surviving Pubco shall have received a certificate signed by an officer of the Company, dated as of the Closing, to such effect.

c. Lock-ups. The Company shall cause the Lock-up Signatories to execute and deliver to Parent the Lock-up Agreement.

d. Company Deliverables. The Surviving Pubco shall have received the deliverables set forth in Section 1.8(b) required to be delivered by the Company upon the Closing.

7.3 Conditions Precedent to Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

a. Accuracy of Representations and Warranties. (i) The representations and warranties made by Thunder Bridge II and Merger Subs set forth in Section 4.5(a) and Section 4.7(b) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing; (ii) Thunder Bridge II Fundamental Representations (in each case, without taking into account any Thunder Bridge II Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (iii) the representations and warranties (other than Thunder Bridge II Fundamental Representations and the representations and warranties set forth in Section 4.5(a) and Section 4.7(b) made by Thunder Bridge II and Merger Subs (in each case, without taking into account any Thunder Bridge II Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Thunder Bridge II Material Adverse Effect; and the Company shall have received a certificate signed by an officer of the Surviving Pubco, dated as of the Closing, to such effect.

b. Compliance with Covenants. Thunder Bridge II and Merger Subs shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by such Party prior to the Closing, and the Company shall have received a certificate signed by an officer of the Surviving Pubco, dated as of the Closing, to such effect.

c. Closing Indebtedness. Upon consummation of the Closing, there shall be no Pubco Indebtedness.

d. Shareholders. Upon consummation of the Closing, (i) no Person or Group (excluding any Company Equity Holder) shall own in excess of 9.9% of the issued and outstanding shares of Surviving Pubco Common Stock and (ii) no three Persons or Groups (excluding any Company Equity Holders) shall own in the aggregate in excess of 25% of the issued and outstanding shares of Surviving Pubco Common Stock.

e. Nasdaq Listing Requirements. The Surviving Pubco Class A Shares (including the Surviving Pubco Class A Shares issuable in connection with the Domestication and the Surviving Pubco Class A Shares issuable pursuant to the Exchange Agreement) shall have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the Closing and after giving effect to the Redemption (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

f. Appointment to the Board. The existing directors of Thunder Bridge II shall have resigned, and the Post-Closing Directors designated pursuant to Section 5.14 shall have been appointed in accordance with the DGCL and the Surviving Pubco Organizational Documents to serve on the Post-Closing Surviving Pubco Board effective as of the Closing.

g. Domestication. The Domestication shall be consummated prior to the Mergers.

h. Trust Account. After giving effect to all Redemptions, Surviving Pubco shall have at least $262,185,126 in the Trust Account (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Redemption).

i. Additional Equity Financing. Thunder Bridge II shall have received from the Additional Equity Financing at least $75,000,000.

j. Minimum Cash. Independent of the conditions set forth in subsection (h) and (i) of this Section 7.3, after the consummation of the Additional Equity Financing and all the Redemptions, Surviving Pubco shall have cash and cash equivalents on hand equal to or in excess of $250,000,000.

k. Sponsor Escrow Shares. Sponsor shall have delivered the Sponsor Escrow Shares (as defined in the Sponsor Letter) to the escrow agent pursuant to the Sponsor Letter.

l. Surviving Pubco Deliverables. The Company shall have received the deliverables set forth in Section 1.8(a) required to be delivered by the Surviving Pubco upon the Closing.

ARTICLE 8
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing solely:

a. by mutual written consent of Thunder Bridge II and the Company;

b. by either Thunder Bridge II or the Company if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure (or with respect to Thunder Bridge II, any Merger Sub’s failure) to fulfill any representation, warranty, covenant or obligation under this Agreement or whose action has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

c. by either Thunder Bridge II or the Company, if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that permanently prohibits, makes illegal, enjoins or prevents the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure (or with respect to Thunder Bridge II or any Merger Sub’s failure) to fulfill any representation, warranty, covenant or obligation under this Agreement or whose other action has been the cause of, or resulted in, such order, decree, ruling or Law;

d. by either Thunder Bridge II or the Company, if the Thunder Bridge II Equity Holder Meeting has been held (including any adjournment or postponement thereof permitted by Section 5.10(f)), has concluded, the Thunder Bridge II Equity Holders have duly voted, and the Thunder Bridge II Equity Holders’ Approval has not been obtained at such meeting or any such permitted adjournment or postponement thereof;

e. by Thunder Bridge II (if neither it nor any Merger Sub is in material breach of their respective representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) Business Days after the receipt by the Company of written notice thereof from Thunder Bridge II);

f. by the Company (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Thunder Bridge II or a Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.3(a) or 7.3(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) Business Days after the receipt by Thunder Bridge II of written notice thereof from the Company); or

g. by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing) on the date that the Closing should have been consummated in accordance with Section 1.2, (ii) the Company has irrevocably confirmed by written notice to Thunder Bridge II and Merger Subs that all of the conditions set forth in Section 7.3 have been satisfied (other than Sections 7.3(c) and (d) and conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions (other than Sections 7.3(c) and (d)) and that the Company is ready, willing and able to consummate the Closing and (iii) Thunder Bridge II and Merger Subs have failed to consummate the Transactions by the earlier of the day that is (x) thirty (30) Business Days after the day the Closing is required to occur pursuant to Section 1.2 or (y) five (5) Business Days prior to the Termination Date.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Party, which sets forth the provision of Section 8.1 under which such termination is made. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (nor any of its Representatives) shall have any liability or obligation hereunder, except (i) the provisions of ARTICLE 10 (Definitions) and the following Sections shall survive any such termination: 5.3(c) (Continued Effect of Confidentiality Agreement), 8.2 (Effect of Termination), 8.3 (Fees and Expenses), 9.2 (Trust Account Waiver), 11.1 (Notices), 11.2 (Entire Agreement), 11.3 (Successors and Assigns), 11.4 (Counterparts), 11.5 (Governing Law), 11.6 (Submission to Jurisdiction; Waiver of Jury Trial), 11.7 (Specific Performance), 11.8 (Severability), 11.9 (Amendment; Waiver), 11.10 (Absence of Third Party Beneficiary Rights), 11.11 (Mutual Drafting), 11.12 (Further Representations), 11.14 (Public Disclosure) and 11.15 (Currency), and (ii) nothing herein shall relieve any Party from liability for a Willful and Intentional Breach of this Agreement or any Transaction Document prior to such termination.

8.3 Fees and Expenses. Subject to Sections 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Transaction Document related hereto and all other matters related to the consummation of this Agreement. With respect to Thunder Bridge II, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

ARTICLE 9
SURVIVAL; WAIVERS

9.1 Survival.

a. The representations, warranties, covenants and agreements of the Parties and their Affiliates in this Agreement, any Transaction Document or in any agreement or document delivered pursuant to this Agreement prior to the Closing will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except that the foregoing provisions of this Section 9.1(a) shall not apply to (x) Fraud Claims, (y) any claim for breach of the representations and warranties expressly set forth within the Letter of Transmittal or (z) any claim for breach of those covenants and agreements contained herein or in any other Transaction Document or agreement or document delivered pursuant to this Agreement that by their terms are to be performed in whole or in part after the Closing (or representations and warranties made after the Closing in a Transaction Document) (collectively, the “Excluded Company Matters”).

b. Thunder Bridge II, for itself and on behalf of its Subsidiaries and, after the Closing, the Acquired Companies, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of the Company, the Company Equity Holders or any of their respective directors, managers, officers or Affiliates relating to the operation of the Acquired Companies or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded Company Matters. Furthermore, without limiting the generality of this Section 9.1(b), (i) no claim will be brought or maintained by, or on behalf of, Thunder Bridge II, Merger Subs or any of their respective Affiliates (including, after the Closing, the Acquired Companies) against the Company, the Company Equity Holders or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for the Excluded Company Matters. Thunder Bridge II acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability set forth in this Section 9.1(b) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, for Excluded Company Matters).

c. The Company, for itself and on behalf of its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of the Surviving Pubco, the Thunder Bridge II Equity Holders (including Sponsor) or any of their respective directors, managers, officers or Affiliates relating to the operation of Thunder Bridge II or Merger Subs or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for (“Excluded Thunder Bridge II Matters”) (x) Fraud Claims or (y) those covenants and agreements contained herein or in any Transaction Document that by their terms are to be performed in whole or in part after the Closing (or representations and warranties made after the Closing in a Transaction Document). Furthermore, without limiting the generality of this Section 9.1(c), (i) no claim will be brought or maintained by, or on behalf of, the Company or any Company Equity Holder or any of their respective Affiliates against the Surviving Pubco, the Thunder Bridge II Equity Holders (including Sponsor) or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Thunder Bridge II or Merger Subs set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for Excluded Thunder Bridge II Matters. The Company acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability under this Section 9.1(c) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, Excluded Thunder Bridge II Matters).

d. The Parties hereto agree that the limits imposed on each Party’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

9.2 Trust Account Waiver.

a. Reference is made to the final prospectus of Thunder Bridge II, dated as of August 8, 2019 (File No. 333-232688), and filed with the SEC on August 9, 2019 (the “Prospectus”). The Company understands that Thunder Bridge II has established a Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Thunder Bridge II’s public stockholders (including overallotment shares acquired by Thunder Bridge II’s underwriters) (the “Public Stockholders”), and that, except as otherwise described in the Prospectus or as set forth in the Trust Agreement, Thunder Bridge II may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their shares in connection with the consummation of Thunder Bridge II’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (ii) to the Public Stockholders if Thunder Bridge II fails to consummate a Business Combination within 18 months after the closing of the IPO, (iii) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes and up to $100,000 in liquidation expenses or (iv) to Thunder Bridge II after or concurrently with the consummation of a Business Combination.

b. For and in consideration of Thunder Bridge II entering into this Agreement and discussions with the Company regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that:

(i) notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), in each case, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transactions or any proposed or actual business relationship between Thunder Bridge II or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Account are collectively referred to hereafter as the “Released Claims”);

(ii) the Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Thunder Bridge II or its Representatives, including this Agreement or the Transactions, and will not seek recourse against the Trust Account (including any distributions therefrom) in connection therewith (including for an alleged breach of this Agreement or any other agreement with Thunder Bridge II or its Affiliates);

(iii) the irrevocable waiver set forth in the immediately preceding clause (ii) is material to this Agreement and specifically relied upon by Thunder Bridge II and its Affiliates to induce Thunder Bridge II to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law; and

(iv) to the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Thunder Bridge II or its Representatives, including this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against Thunder Bridge II or Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

c. Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, nothing in this Section 9.2 or the Confidentiality Agreement shall waive, limit, amend, alter, change, supersede or otherwise modify the right of the Company or any of its Affiliates to (i) bring any action or actions for specific performance, injunctive and/or equitable relief (including, without limitation, the right of the Company to compel specific performance by Thunder Bridge II and/or Merger Subs of their respective obligations under this Agreement), (ii) bring or seek a claim for damages against Thunder Bridge II and/or Merger Subs, or any of their respective successors or assigns, for any breach of this Agreement against monies or other assets held outside the Trust Account (other than distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a)), (iii) bring or seek a claim that the Company or its Affiliates may have in the future against Thunder Bridge II’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), but excluding distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a), or (iv) bring or seek a claim against any other Person (or any Affiliate thereof) that is party to an alternative Business Combination consummated by Thunder Bridge II. Furthermore, Thunder Bridge II shall not execute any definitive agreement related to such alternative Business Combination that (A) attempts to prevent the Company or any Affiliate thereof from so bringing or seeking any such claim, or (B) permits the entity that survives such alternative Business Combination to not assume Thunder Bridge II’s obligation for damages in connection with this Agreement and the Transactions.

ARTICLE 10
DEFINITIONS

10.1 Specific Definitions. Section 10.4 includes cross references for capitalized terms that are not otherwise defined in this Section 10.1.

a. “Acquired Companies” means the Company and its Subsidiaries, and each individually is sometimes referred to herein as an “Acquired Company.”

b. “Acquiror Companies” means Parent, Thunder Bridge II and their Subsidiaries, and each individually is sometimes referred to herein as an “Acquiror Company.”

c. “Action” means a civil, criminal or administrative action, suit, claim, complaint, stipulation, demand, charge, hearing, audit, investigation, request (including request for information), arbitration or proceeding by or before any Governmental Authority.

d. “Adjustment Indebtedness” means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations secured by a Lien on any property of such Person, (d) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Adjustment Indebtedness of such Person and (j) all obligation described in clauses (a) through (d) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and for the avoidance of doubt, “Adjustment Indebtedness” shall not include the Expenses of the Company in connection with the consummation of the Transactions.

e. “ADK Contributing Service Providers” means each of the Company Equity Holders listed on Schedule 5 to this Agreement.

f. “ADK Legacy Owner” means each of the Company Equity Holders listed on Schedule 2 to this Agreement.

g. “ADK Non-Contributing Service Providers” means each of the Company Equity holders listed on Schedule 4 to this Agreement.

h. “ADK Phantom Unit Holders” means those parties listed on Schedule 6 of this Agreement who shall receive, prior to the Closing, the Phantom Units in the quantities set forth on Schedule 6.

i. “ADK Principal Owner Exchangeable LLC Units” means, with respect to an ADK Principal Owner, the number of LLC Unit Equivalents equal to 0.01% of the total number of LLC Unit Equivalents held by such ADK Principal Owner.

j. “ADK Principal Owner” means each of the Company Equity Holders listed on Schedule 3 to this Agreement.

k. “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Thunder Bridge II prior to the Closing.

l. “Allocable Share” means, with respect to the allocation of the Merger Consideration to any particular Company Equity Holder (including, for the purpose of clarification, any ADK Legacy Owner, ADK Phantom Unit Holder, ADK Principal Owner, ADK Service Provider Holdco, or ADK Blocker), the portion of the Merger Consideration allocable to such Company Equity Holder in accordance with the Merger Consideration Payout Schedule.

m. “Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

n. “Benefit Arrangement” means any benefit plan, policy or arrangement, whether written or unwritten, that is not a Benefit Plan and that provides benefits, compensation, including employment agreements (other than offer letters for at-will employment without an obligation for severance) or consulting agreements, severance pay, stay or retention bonuses or compensation, change in control payments or benefits, executive or incentive compensation, sick leave, vacation pay, disability pay, retirement, deferred compensation, bonus, equity based compensation, hospitalization, medical or disability insurance, life insurance, tuition reimbursement, material fringe benefit and any plans subject to Section 125 of the Code.

o. “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not otherwise exempt from ERISA by that or another section.

p. “Books and Records” means, with respect to any Person, any and all business records, financial books and records, minute books, sales order files, purchase order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications and technical data.

q. “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

r. “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

s. “Class A Units” means the class of units in the Company which represent the ownership interest of a member designated as the “Class A Units” in the limited liability company agreement of the Company, as amended by the Surviving Company Amended and Restated Limited Liability Company Agreement at Closing (as may be amended).

t. “Class B Units” means the class of units in the Company which represent the ownership interest of a member designated as the “Class B Units” in the limited liability company agreement of the Company, as amended by the Surviving Company Amended and Restated Limited Liability Company Agreement at Closing (as may be amended).

u. “Closing Cash” means, as of immediately prior to the Effective Time, all cash and cash equivalents of the Acquired Companies.

v. “Code” means the United States Internal Revenue Code of 1986, as amended.

w. “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of the Company or any of its Subsidiaries.

x. “Company Benefit Plan” means any Benefit Plan for which the Company or any of its Subsidiaries is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that the Company or any of its Subsidiaries maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of the Company or any of its Subsidiaries.

y. “Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

z. “Company Equity Holders” means, collectively, the holders of all of the Company Interests, as of immediately prior to the consummation of the Transactions.

aa. “Company Equity Holders’ Approval” means the affirmative vote or written consent of the holders of the requisite number of the then-outstanding Company Interests voting or consenting together or as a class, as necessary, in favor of the adoption of this Agreement, the Transaction Documents, the Mergers and the other Transactions in accordance with the CRULLCA and the Company’s Organizational Documents.

bb. “Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Due Organization), 3.2 (Company Authorization), 3.3 (Company Capitalization) and 3.28 (Finders and Brokers).

cc. “Company Indebtedness” means, without duplication, the aggregate amount of (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) any Capital Lease Obligations of the Company or any of its Subsidiaries, (iii) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) any other indebtedness of the Company or its any of its Subsidiaries that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (v) all obligations of the Company or any of its Subsidiaries for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn, called or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company or any of its Subsidiaries, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Company Indebtedness and (viii) all obligation described in clauses (i) through (vii) above of any other Person which is guaranteed by the Company or any of its Subsidiaries (as surety or otherwise) or which is secured by any of the assets of the Company or any of its Subsidiaries. For the avoidance of doubt, Company Indebtedness shall not include (A) any obligations of the Company or any of its Subsidiaries under any performance bond or letter of credit to the extent undrawn, uncalled and unclaimed, (B) any intercompany Liability of the Company or any of its Subsidiaries, or (C) any indebtedness incurred by Parent, Thunder Bridge II and their Affiliates (and subsequently assumed by the Company or any of its Subsidiaries) on the Closing Date.

dd. “Company Interests” means all of the outstanding units of limited liability company interests in the Company as set forth in the Company LLC Agreement.

ee. “Company’s Knowledge,” “Knowledge of the Company,” “Known by the Company” or phrases of similar import, mean the actual knowledge, after reasonable inquiry, of each Person named on Schedule 10.1(ee).

ff. “Company Leased Real Property” means all Real Property leased by any the Company or any of its Subsidiaries.

gg. “Company LLC Agreement” means the Seventh Amended and Restated Operating Agreement of the Company, dated as of April 30, 2020.

hh. “Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

ii. “Confidentiality Agreement” means the Confidentiality and Non-disclosure Agreement dated September 22, 2020 by and between Thunder Bridge Acquisition II, Ltd. and the Company.

jj. “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (including any amendments and other modifications thereto)

kk. “Disinterested Director Majority” means a majority of the disinterested independent directors (i.e., such independent director is not a Company Equity Holder, an Affiliate of a Company Equity Holder, or an officer, director, manager, employee, trustee or beneficiary of a Company Equity Holder, nor an immediate family member of any of the foregoing) then serving on the Surviving Pubco board of directors.

ll. “Earn Out Shares” means 10,000,000 Surviving Pubco Class A Shares, as equitably adjusted for equity splits, dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Common Stock after the date hereof.

mm. “Employee Payments” means any change of control bonuses, transaction bonus, retention bonus, phantom equity, profit participation or similar rights, in any case, made or required to be made, to any current or former employee, independent contractor, director, manager or officer of an Acquired Company solely as a result of the Transactions, in all cases, including the employer portion of any payroll and other employment Taxes payable in connection therewith.

nn. “Environmental Law” means any Law in any way relating to (i) the protection of human health and safety, to the extent relating to exposure to Hazardous Materials, (ii) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

oo. “Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

pp. “Equity Interest” means, with respect to any Person, (i) any share, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, warrant, purchase right, conversion right, exchange right or other agreement that would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

qq. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

rr. “Exchange Act” means the Securities Exchange Act 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

ss. “Executive” means each of the senior executives listed on Schedule 10.1(ss).

tt. “Executive Employment Agreement” means an agreement for employment by and between an Executive and Surviving Pubco, to be effective following the Closing, in the form mutually acceptable to the parties.

uu. “Fraud Claim” means a claim against a Person for actual intentional fraud (notconstructive fraud or negligent misrepresentation) of such Person with respect to a representation made in this Agreement when made; provided, that, for the avoidance of doubt, (i) no Person shall be liable for or as a result of any other Person’s actual intentional fraud and (ii) the maximum Liability with respect to a Fraud Claim of any Company Equity Holder against whom such Fraud Claim is made shall be capped at the value of the consideration received by such Company Equity Holder under this Agreement.

vv. “Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

ww. “Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

xx. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

yy. “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

zz. “Intellectual Property” means the following subsisting in any jurisdiction throughout the world: (i) patents, patent applications, patentable inventions, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations); (ii) trademarks, service marks, trade dress, trade names, brand names, logos, Internet domain names, corporate names and doing business designations, in each case, whether or not registered, and all registrations and applications for registration or renewal of the foregoing, and all goodwill related to the foregoing; (iii) copyrights, works of authorship, designs, database rights and registrations and applications for registration or renewal thereof, including moral rights of authors; (iv) inventions, invention disclosures, statutory invention registrations, trade secrets and know-how; (v) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

aaa. “IPO Prospectus” means that certain prospectus filed with the SEC pursuant to Rule 424(b)(4) on August 9, 2019 in connection with the completion of Thunder Bridge II’s initial public offering.

bbb. “Knowledge of Thunder Bridge II,” “Known by Thunder Bridge II” or phrases of similar import or any of the foregoing with respect to Thunder Bridge II, mean the actual knowledge, after reasonable inquiry, of each Person named on Schedule 10.1(bbb).

ccc. “Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

ddd. “Letter Agreement” means that certain letter agreement, dated as of August 8, 2019, by and among Thunder Bridge II, Sponsor and certain other signatories thereto.

eee. “Liability” means any direct or indirect liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

fff. “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, proxy, voting trust, conversion, put, call or other claim or right, restriction on transfer, under any shareholder or similar agreement, any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

ggg. “LLC Unit” mean each issued and outstanding unit of the Company, on a fully diluted basis.

hhh. “LLC Unit Equivalent” means such number of LLC Units that a Company Equity Holder would hold if all preferences set out in Section 4.2 of the Company’s limited liability company agreement as of the date hereof were converted into LLC Units with respect to such Company Equity Holder.

iii. “Material Adverse Effect” means any result, occurrence, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or (ii) the ability of the Company, the Company Securityholder Representative or any Company Equity Holder to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change affecting generally the industries or markets in which the Acquired Companies operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (ii) acts of God, or any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) any change in GAAP (or the interpretation thereof), (iv) any change in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (v) any failure by the Company to meet any internal or external operating projections or forecasts or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) the taking of any action expressly required by this Agreement or (vii) the public announcement or pendency of this Agreement or any of the Transactions (including but not limited to any impact on the relationships of the Acquired Companies with Merchants or other customers, vendors, referral partners or employees, including voluntary departures of employees in anticipation of the Transactions); provided, further, in each case under clauses (i), (ii), (iii) or (iv) above, that such change does not affect the Acquired Companies in a disproportionate manner relative to other Persons operating in the industries or markets in which the Acquired Companies operate. Notwithstanding the foregoing, with respect to Thunder Bridge II, the amount of the Redemption (or any redemption in connection with the extension, if any, of the time period in which to consummate a Business Combination) or the failure to obtain the Thunder Bridge II Equity Holders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Thunder Bridge II.

jjj. “Merchant” means any customer for whom the Company or any of its Subsidiaries, directly or indirectly, provides or arranges to provide payment processing services.

kkk. “Merger Consideration” means the amount equal to 90,000,000 Surviving Pubco Class A Share, at $10.00 per share, as may be finally adjusted pursuant to Section 2.4.

lll. “Merger Sub Equity Holder’s Approval” means the affirmative vote or written consent of Parent voting or consenting in favor of the adoption of this Agreement, which Merger Sub Equity Holder’s Approval was effectuated by the Merger Sub Equity Holder Written Consent.

mmm. “Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

nnn. “Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company; (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vii) any amendment to any of the foregoing.

ooo. “PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

ppp. “Permit” with respect to any Person, any license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

qqq. “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is diligently contesting in good faith and for which adequate reserves have been established, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto, (iv) restrictions on transfers under applicable state and federal securities Laws or pursuant to the terms of the Company LLC Agreement, (v) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Company Leased Real Property which are not violated in any material respect by the current use thereof; (vi) statutory Liens of lessors under the Real Property Leases for amounts not yet due, or Liens encumbering the fee interests (or any superior leasehold interest) in the Company Leased Real Property; and (vii) any Lien in favor of card associations pursuant to Contracts entered into in the ordinary course of business consistent with past practices.

rrr. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

sss. “Phantom Units” means a contractual right to receive upon vesting Surviving Pubco Class A Shares or cash pursuant to the Phantom Equity Plan and related award agreements.

ttt. “PPP Lender” means East West Bank.

uuu. “PPP Loan” means that certain loan in the original principal amount of $1,868,700.00 made to the Company by the PPP Lender and payable to the PPP Lender pursuant to that certain Promissory Note dated April 10, 2020.

vvv. “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

www. “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

xxx. “Redemption Price” means an amount equal to the price at which each Thunder Bridge II Class A Share (or after the Domestication, Surviving Pubco Class A Share) is redeemed pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares after the Closing).

yyy. “Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit P, registering the resale of Merger Consideration that will be held post-Closing by those persons who are officers, directors and Affiliates of the Company prior to the Effective Time.

zzz. “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

aaaa. “Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

bbbb. “Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective officers and directors (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, advisors, accountants, legal and other agents or legal representatives.

cccc. “SEC” means the U.S. Securities and Exchange Commission.

dddd. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

eeee. “Sponsor” means Thunder Bridge Acquisition II LLC, a Delaware limited liability company.

ffff. “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

gggg. “Surviving Company Membership Units” means the membership units of the Surviving Company, which shall provide the holder thereof with, and subject the holder to, such rights, privileges, restrictions and obligations as set forth in the Surviving Company Amended and Restated Limited Liability Company Agreement.

hhhh. “Surviving Pubco Class A Share” means a Class A Share of the Surviving Pubco, as set forth in the Surviving Pubco Charter.

iiii. “Surviving Pubco Class V Share” means a non-economic voting Class V Share of the Surviving Pubco, as set forth in the Surviving Pubco Charter.

jjjj. “Surviving Pubco Common Stock” means Surviving Pubco Class A Shares together with the Surviving Pubco Class V Shares.

kkkk. “Surviving Pubco Indebtedness” means, without duplication, the aggregate amount of (i) Indebtedness of the Surviving Pubco or any of its Subsidiaries for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) any Capital Lease Obligations of the Surviving Pubco or any of its Subsidiaries, (iii) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) any other indebtedness of the Surviving Pubco or any of its Subsidiaries that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (v) all obligations of the Surviving Pubco or any of its Subsidiaries for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn, called or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Surviving Pubco or any of its Subsidiaries, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of the Surviving Pubco or any of its Subsidiaries and (viii) all obligations described in clauses (i) through (vii) above of any other Person which is guaranteed by the Surviving Pubco or any of its Subsidiaries (as surety or otherwise) or which is secured by any of the assets of the Surviving Pubco or any of its Subsidiaries. For the avoidance of doubt, the Surviving Pubco Indebtedness shall not include (A) any obligations of the Surviving Pubco or any of its Subsidiaries under any performance bond or letter of credit to the extent undrawn, uncalled and unclaimed, (B) any intercompany Liability of the Surviving Pubco or any of its Subsidiaries or (C) any Indebtedness of the Company outstanding at Closing.

llll. “Tax” (including with correlative meaning the term “Taxes”) means any and all direct or indirect taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes or similar assessments imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties or additions to tax imposed with respect to such items.

mmmm. “Tax Proceeding” means any audit, investigation, litigation, dispute or other similar proceeding with respect to Taxes.

nnnn. “Tax Return” means any and all reports, returns (including information returns and claims for refunds), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

oooo. “Termination Date” means June 30, 2021.

pppp. “Thunder Bridge II Equity Holder” means any holders of Thunder Bridge II Class A Shares, Thunder Bridge II Class B Shares or Thunder Bridge II Preferred Shares.

qqqq. “Thunder Bridge II Equity Holders’ Approval” means the affirmative vote or written consent of the holders of, (i) with respect to the Mergers, including the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers, a majority of Thunder Bridge II Class A Shares and Thunder Bridge II Class B Shares that are present and vote at Thunder Bridge II Equity Holder Meeting; (ii) with respect to the Domestication, a two-thirds majority of the then outstanding Thunder Bridge II Class A Shares and Thunder Bridge II Class B Shares that are present for and vote at Thunder Bridge II Equity Holder Meeting; and (iii) with respect to the election of each of the Post-Closing Directors set forth in Section 5.14, by a majority of the outstanding Thunder Bridge II Class B Shares as of the record date for Thunder Bridge II Equity Holder Meeting that are present at Thunder Bridge II Equity Holder Meeting.

rrrr. “Thunder Bridge II Fundamental Representations” means the representations and warranties set forth Section 4.1 (Due Organization), 4.2 (Thunder Bridge II and Merger Sub Authorization), 4.5 (Capitalization) and 4.17 (Finders and Brokers).

ssss. “Thunder Bridge II Material Adverse Effect” means any Event that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a Material Adverse Effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquiror Companies, taken as a whole, or (ii) the ability of Parent, Thunder Bridge II or Merger Subs to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Thunder Bridge II Material Adverse Effect: (i) any change affecting generally the industries or markets in which the Acquiror Companies operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (ii) acts of God, or any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) any change in GAAP (or the interpretation thereof), (iv) any change in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (v) the taking of any action expressly required by this Agreement, (vi) the public announcement or pendency of this Agreement or any of the Transactions or (vii) the consummation and effects of the Redemption; provided, further, in each case under clauses (i), (ii), (iii) or (iv) above, that such change does not affect the Acquiror Companies in a disproportionate manner relative to other Persons operating in the industries or markets in which the Acquiror Companies operate. Notwithstanding the foregoing, with respect to Thunder Bridge II, the amount of the Redemption (or any redemption in connection with the extension, if any, of the time period in which to consummate a Business Combination) or the failure to obtain the Thunder Bridge II Equity Holders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Thunder Bridge II.

tttt. “Thunder Bridge II Public Units” means the units issued in the IPO or the overallotment consisting of one (1) Thunder Bridge II Class A Share and one (1) Thunder Bridge II Warrant.

uuuu. “Trading Day” means any day on which Surviving Pubco Class A Shares are actually traded on the principal securities exchange or securities market on which Surviving Pubco Class A Shares are then traded.

vvvv. “Transaction Documents” means each of the agreements and instruments contemplated by this Agreement hereby to be executed on the date hereof or on or prior to the Closing Date by a Company Equity Holder, the Company Securityholder Representative, the Company, Parent, Merger Subs and/or any of their respective Affiliates. The Transaction Documents include, without limitation, the Merger Sub Equity Holder Written Consent, Sponsor Support Agreements, the Company Support Agreements, Sponsor Letter, Phantom Equity Plan, the Surviving Company Amended and Restated Limited Liability Company Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Letters of Transmittal, the Paying and Exchange Agent Agreement, the Surviving Pubco Charter, the Surviving Pubco Bylaws, the Thunder Bridge II Charter, the Thunder Bridge II Bylaws, the Lock-up Agreement and the Registration Rights Agreement.

wwww. “Transaction Expenses” means, to the extent payable by any Company Equity Holder or the Acquired Companies (and not paid by the Acquired Companies before the Closing), all costs and expenses incurred by or on behalf of any Acquired Company at or prior to the Closing in connection with the preparation, execution and performance of this Agreement, the Transaction Documents and consummation of the Transactions and any related agreements in connection with the Transactions, including, without limitation, all fees and out of pocket expenses due all attorneys, accountants and financial advisors of any Acquired Company, and any success fees due or otherwise earned upon the Closing (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.4).

xxxx. “Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the Domestication, the Mergers, and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers.

yyyy. “Trust Agreement” means that certain Investment Management Trust Account Agreement, dated August 8, 2019, by and between Thunder Bridge Acquisition II, Ltd. And Continental Stock Transfer & Trust Company, as trustee, as may be amended from time to time.

zzzz. “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between the Company Securityholder Representative and the Surviving Pubco.

aaaaa. “Willful and Intentional Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (including a failure to cure circumstances) where the breaching Party knows such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement.

10.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

10.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” shall be deemed to be references to articles and sections of and exhibits, annexes and schedules to this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practices.” The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Transaction Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Interests of such Person, in whatever form.

10.4 Index of Defined Terms.

Accounts Receivable	24
Acquisition Proposal	64
Additional Equity Financing	66
ADK Blocker	1
ADK Blocker Merger Sub	1
ADK Blocker Group	1
ADK Merger Sub	1
ADK Service Provider Class A Shares	12
ADK Service Provider Holdco	1
ADK Service Provider Merger Sub	1
Agreement	1
Allocation	68
Alternative Transaction	64
Announcement 8-K	74
Blocker Mergers	1
Business Combination	82
Certificates of Merger	4
Class B Units Grant	12
Closing	4
Closing Date	4
Closing Press Release	74
Companies Laws	1
Company	1
Company Benefit Plan	33
Company Disclosure Schedule	20
Company Financials	23
Company IP	29
Company IP Licenses	27
Company Material Contract	25
Company Merger	1
Company Permits	25
Company Real Property Leases	30
Company Registered IP	27
Company Securityholder Representative	1
Company Support Agreement	2
Completion 8-K	74
Consideration Shares	15
Consideration Units	15
Continental	51
control	84
controlled by	84
CRULLCA	2
D&O Indemnitees	72

DGCL	1
DLLCA	2
Domestication	1
Earn Out Milestone	14
Earned Earn Out Shares	16
Effective Time	4
Enforceability Exceptions	20
Environmental Permits	34
Equity Incentive Plan	60
Exchange Agreement	8
Excluded Company Matters	80
Excluded Thunder Bridge II Matters	81
Expenses	79
Export and Import Laws	37
Extension Expenses	55
First Earn Out Milestone	14
First Earn Out Milestone Shares	14
Flow-Through Tax Item	69
Forfeited Consideration Shares	15
Forfeited Consideration Units	15
Illustrative Merger Consideration Payout Schedule	12
Intended Tax Treatment	68
Interim Balance Sheet	23
Interim Balance Sheet Date	23
Interim Period	52
Insider	51
IPO	82
Letter of Transmittal	13
Lock-up Agreement	67
Lock-up Signatories	67
Mergers	1
Merger Consideration Payout Schedule	12
Merger Subs	1
Merger Sub Equity Holder Written Consent	2
Objection Notice	17
OFAC	50
Off-the-Shelf Software	27
Outbound IP License	28
Parent	1
Parties	1
Party	1
Paying and Exchange Agent	13
Paying and Exchange Agent Agreement	13
Phantom Award Agreement	3
Phantom Equity Plan	3
Post-Closing Directors	65
Post-Closing Surviving Pubco Board	65
Prospectus	82

Proxy Statement	60
Pubco Owner	14
Pubco Owner’s First Base	14
Pubco Owner’s Second Base	14
Public Certifications	44
Public Stockholders	82
Redemption	60
Registration Statement	60
Related Person	35
Released Claims	82
Reserve Consideration	11
Reviewable Document	63
SEC Reports	44
Second Earn Out Milestone	14
Second Earn Out Milestone Shares	14
Section 409A Plan	34
Service Provider Merger	1
Signing Press Release	74
Sponsor Letter	3
Sponsor Support Agreement	2
Stock Price Earn-Out Statement	17
Surviving Company	1
Surviving Company Amended and Restated Limited Liability Company Agreement	5
Surviving Company Owner	15
Surviving Company Owner’s First Base	15
Surviving Company Owner’s Second Base	15
Surviving Pubco	1
Surviving Pubco Bylaws	4
Surviving Pubco Charter	4
Surviving Pubco Plans	74
Surviving Pubco Public Warrants	10
Surviving Pubco Sale	18
Surviving Pubco Warrants	10
Tax Receivable Agreement	9
TBII Merger Sub	1
Thunder Bridge II	1
Thunder Bridge II Class A Share Certificate	10
Thunder Bridge II Class A Shares	42
Thunder Bridge II Class B Share Certificate	10
Thunder Bridge II Class B Shares	42
Thunder Bridge II Bylaws	67
Thunder Bridge II Charter	67
Thunder Bridge II Common Stock	42
Thunder Bridge II Disclosure Schedule	40
Thunder Bridge II Equity Holder Meeting	60
Thunder Bridge II Financials	45
Thunder Bridge II Material Contract	48
Thunder Bridge II Merger	1
Thunder Bridge II Preferred Shares	42
Thunder Bridge II Warrants	42
Top Customers	36
Top Suppliers	36
Total First Base	15
Total Second Base	16
Transfer Taxes	69
Trust Account	51
Trust Agreement	51
under common control with	84
Voting Matters	60
VWAP Objection Notice	17
Withdrawing Director	65

ARTICLE 11
GENERAL

11.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email of a PDF document (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11.1 within two (2) Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Parent, Thunder Bridge II or Merger Subs prior to the Closing:

Thunder Bridge Acquisition II, Ltd.
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066
Attention: Gary Simanson, CEO
(202) 431-0507 (phone)
gsimanson@thunderbridge.us

With a required copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Attention: Jonathan Talcott
E. Peter Strand
(202) 689-2806 (phone)
Jon.talcott@nelsonmullins.com
Peter.strand@nelsonmullins.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Douglas Ellenoff, Esq.
Matthew A. Gray, Esq.
(212) 370-1300 (phone)
ellenoff@egsllp.com
mgray@egsllp.com

If to the Company (prior to Closing):

indie Semiconductor
32 Journey
Aliso Viejo, California 92656
Attention: Tom Schiller, CFO
(949) 608 0854
info@indiesemi.com

With a required copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum
Giovanni Caruso
(212) 407-4159
mnussbaum@loeb.com
gcaruso@loeb.com

If to the Company Securityholder Representative:

Donald McClymont
c/o indie Semiconductor

Aliso Viejo, California 92656
(949) 608 0854
info@indiesemi.com

With a required copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum
Giovanni Caruso
(212) 407-4159
mnussbaum@loeb.com
gcaruso@loeb.com

If to the Surviving Pubco or the Surviving Company after Closing:

indie Semiconductor
32 Journey
Aliso Viejo, California 92656
Attention: Tom Schiller, CFO
(949) 608 0854
info@indiesemi.com

With a required copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum
Giovanni Caruso
(212) 407-4159
mnussbaum@loeb.com
gcaruso@loeb.com

11.2 Entire Agreement. This Agreement (which includes the Company Disclosure Schedules, Thunder Bridge II Disclosure Schedules, the other schedules hereto and the exhibits hereto), the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Company Disclosure Schedule, Thunder Bridge II Disclosure Schedule, the other schedules and the exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Company Disclosure Schedule, Thunder Bridge II Disclosure Schedule or any schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties hereto may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

11.6 Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party hereto may make service on another party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. To the extent permitted by applicable law, each Party hereby irrevocably and unconditionally waives all rights to trial by jury in any action OR proceeding contemplated hereby.

11.7 Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement or the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements of the other Parties (or any one or more of them) contained in this Agreement and the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement or the Transaction Documents and to enforce specifically the terms and provisions of this Agreement or the Transaction Documents shall not be required to provide any bond or other security in connection with such order or injunction.

11.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other Governmental Authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

11.9 Amendment; Waiver.

a. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Thunder Bridge II, the Company, and the Company Securityholder Representative.

b. Thunder Bridge II on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Company Securityholder Representative on behalf of itself and the Company Equity Holders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Company Securityholder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.10 Absence of Third Party Beneficiary Rights. Except for the rights of the D&O Indemnitees, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties.

11.11 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

11.12 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the Transactions and is not relying on any representation or statements made by any other Party as to such tax consequences.

11.13 Waiver of Conflicts.

a. The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Loeb & Loeb LLP may serve as counsel to the Company Equity Holders and their Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Loeb & Loeb LLP prior to the Closing Date of the Company. The Parties hereby (i) waive any claim they have or may have that Loeb & Loeb LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Subs or the Company (or the Surviving Company), on the one hand, and any of the Company Equity Holders or any of their respective Affiliates, on the other hand, Loeb & Loeb LLP may represent the Company Equity Holders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent (or the Surviving Pubco), Thunder Bridge II, Merger Subs or the Company (or the Surviving Company) and even though Loeb & Loeb LLP may have represented the Company in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Loeb & Loeb LLP and the Company, the Company Equity Holders or the Company Equity Holders’ Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to the Company Equity Holders and may be controlled by the Company Equity Holders and shall not pass to or be claimed by Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Subs or the Company (or the Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Loeb & Loeb LLP to such third party; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the Company Securityholder Representative.

b. The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP may serve as counsel to Sponsor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP prior to the Closing Date of Parent or Thunder Bridge II. The Parties hereby (i) waive any claim they have or may have that Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company), on the one hand, and Sponsor or any of its Affiliates, on the other hand, Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP may represent Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company) and even though Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP may have represented the Company in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP and Parent, Thunder Bridge II, Sponsor or Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to Sponsor and may be controlled by Sponsor and shall not pass to or be claimed by Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, the Surviving Pubco may assert the attorney-client privilege to prevent disclosure of confidential communications by Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP to such third party; provided, however, that the Surviving Pubco may not waive such privilege without the prior written consent of Sponsor.

11.14 Public Disclosure. Except as otherwise provided herein (including with respect to the Announcement 8-K, the Completion 8-K, the Signing Press Release and the Closing Press Release) or as required by applicable Law, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Thunder Bridge II, the Company and, after the Closing, the Company Securityholder Representative in writing, which approval shall not be unreasonably conditioned, withheld or delayed. No Company Equity Holder shall, and each Company Equity Holder shall cause each of its Affiliates not to, at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage Thunder Bridge II, the Acquired Companies or any of their respective Affiliates and their respective business reputations; provided, however, that any such Party may disclose such terms to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services related to the Transactions to such party.

11.15 Currency. Whenever any payment hereunder is to be paid in “cash,” payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the foreign currency exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

COMPANY:

AY DEE KAY, LLC d/b/a INDIE SEMICONDUCTOR

By:	/s/ Donald McClymont
	Name:	Donald McClymont
	Title:	Chief Executive Officer

COMPANY SECURITYHOLDER REPRESENTATIVE:

/s/ Donald McClymont
Name:	Donald McClymont

ADK SERVICE PROVIDER HOLDCO:

ADK SERVICE PROVIDER HOLDCO LLC

By:	/s/ Donald McClymont
	Name:	Donald McClymont
	Title:	Manager

[Signature Page to Master Transactions Agreement]

ADK BLOCKER GROUP:

Anthem ADK Holdings, Inc.

By:	/s/ William Woodward
	Name:	William Woodward
	Title:	Chief Executive Officer

[Signature Page to Master Transactions Agreement]

ADK BLOCKER GROUP:

Reggae Semiconductor, Inc.

By:	/s/ Maurice E. P. Gunderson
	Name:	Maurice E. P. Gunderson
	Title:	Director

[Signature Page to Master Transactions Agreement]

ADK BLOCKER GROUP:

GoDubs, Inc.

By:	/s/ Steve Fu
	Name:	Steve Fu
	Title:	Chief Executive Officer

[Signature Page to Master Transactions Agreement]

ADK BLOCKER GROUP:

Indie Semi Blocker Corp.

By:	/s/ Peter S. Macdonald
	Name:	Peter S. Macdonald
	Title:	President

[Signature Page to Master Transactions Agreement]

THUNDER BRIDGE II:

THUNDER BRIDGE ACQUISITION II, LTD.

By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	Chief Executive Officer

PARENT:

THUNDER BRIDGE II SURVIVING PUBCO, INC.

By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President

ADK MERGER SUB:

ADK MERGER SUB LLC

By:	Thunder Bridge II Surviving Pubco, Inc.,
its sole managing member

By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President

TBII MERGER SUB:

TBII MERGER SUB INC.

By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President

[Signature Page to Master Transactions Agreement]

ADK BLOCKER MERGER SUB:

ADK BLOCKER MERGER SUB LLC

By:	Thunder Bridge II Surviving Pubco, Inc.,
its sole managing member

By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President

ADK SERVICE PROVIDER MERGER SUB:

ADK SERVICE PROVIDER MERGER SUB LLC

By:	Thunder Bridge II Surviving Pubco, Inc., its sole managing member

By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President

[Signature Page to Master Transactions Agreement]